Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 20,826,442 Preferred Shares

(including Preferred Shares represented by American Depositary Shares)

of

BRASIL TELECOM PARTICIPAÇÕES S.A.

at

R$30.47 per Preferred Share

by

COPART 1 PARTICIPAÇÕES S.A.

a wholly-owned indirect subsidiary of

TELEMAR NORTE LESTE S.A.

a subsidiary of

TELE NORTE LESTE PARTICIPAÇÕES S.A.

THIS TENDER OFFER CAN BE ACCEPTED AND TENDERED SHARES CAN BE WITHDRAWN, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK, AS ADS TENDER AGENT, BY 11:00 A.M., NEW YORK CITY TIME, AND IN THE CASE OF HOLDERS OF PREFERRED SHARES TENDERING DIRECTLY BY 5:00 P.M. BRASÍLIA TIME (4:00 P.M., NEW YORK CITY TIME), IN EACH CASE ON JULY 21, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

COPART 1 Participações S.A., or COPART 1, a sociedade anônima organized under the laws of the Federative Republic of Brazil and a wholly-owned indirect subsidiary of Telemar Norte Leste S.A., or Telemar, which is a sociedade anônima organized under the laws of the Federative Republic of Brazil and a subsidiary of Tele Norte Leste Participações S.A., or TNL, a sociedade anônima organized under the laws of the Federative Republic of Brazil, hereby offers to purchase up to 20,826,442 preferred shares, no par value, including preferred shares represented by American Depositary Shares, or ADSs, of Brasil Telecom Participações S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, or Brasil Telecom Holding (other than preferred shares owned directly or indirectly by TNL, the controlling shareholders of Brasil Telecom Holding, or any of their affiliates), at a price of R$30.47 per preferred share (for reference, equivalent to approximately U.S.$94.49 per ADS based on (i) one ADS representing five preferred shares and (ii) the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil, or the Central Bank, through the SISBACEN system at 7:00 p.m., Brasília time (6:00 p.m., New York City time), or the PTAX exchange rate, on June 17, 2008, which was U.S.$1.00=R$1.6123) in cash, net of stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering through The Bank of New York, as ADS tender agent, or the ADS Tender Agent, will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. As required by the U.S. securities laws and the rules and regulations promulgated thereunder, preferred shares will only be purchased, subject to the terms set forth in this offer to purchase, at the tender offer price of R$30.47 per preferred share.

You may tender all or a portion of the preferred shares of Brasil Telecom Holding (including preferred shares represented by ADSs) that you hold. In accordance with applicable Brazilian regulations, COPART 1 will purchase up to 20,826,442 preferred shares (including preferred shares represented by ADSs) properly and timely tendered and not properly withdrawn through an auction, or the Auction, on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo, or the BOVESPA), that is currently scheduled to occur at 3:00 p.m., Brasília time (2:00 p.m., New York City time), one business day after the Expiration Date, or the Auction Date.

Subject to the terms and conditions described in this offer to purchase, the tender offer will expire (1) for ADS holders electing to tender preferred shares represented by ADSs through the ADS Tender Agent, at 12:00 noon, Brasília time (11:00 a.m., New York City time), or the ADS Expiration Time, on July 21, 2008 (such date, as it may be extended by us, the Expiration Date), and (2) for holders of preferred shares, at 5:00 p.m., Brasília time (4:00 p.m., New York City time), or the Share Expiration Time, on the Expiration Date, in either case, unless the offer is extended or earlier terminated. Withdrawals of ADSs by ADS holders who wish to participate in the tender offer through the ADS Tender Agent will not be accepted after the ADS Expiration Time on the Expiration Date. Holders of preferred shares may withdraw their preferred shares until the beginning of the Auction.

Holders of ADSs representing preferred shares of Brasil Telecom Holding may participate in the tender offer by (1) tendering their ADSs to the ADS Tender Agent, and instructing the ADS Tender Agent to tender the preferred shares underlying those ADSs in the tender offer on their behalf or (2) surrendering their ADSs to Citibank, N.A., as ADS depositary, or the ADS Depositary, withdrawing the preferred shares underlying the ADSs from the ADS program and participating directly in the tender offer as holders of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase. See “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.” Each ADS represents five preferred shares of Brasil Telecom Holding.

The tender offer is not conditioned on any minimum number of preferred shares being tendered. The tender offer is, however, subject to other conditions and may be subject to proration. See “The Tender Offer—Section 5—Conditions to the Tender Offer.”

Concurrently with this tender offer, we are making a voluntary tender offer to purchase up to 13,336,365 of the preferred shares of Brasil Telecom S.A., or Brasil Telecom.

Questions or requests for assistance may be directed to The Altman Group, the U.S. information agent for the tender offer, at its address and telephone number set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase and the related letter of transmittal may also be obtained from the U.S. information agent.

Shareholders and their brokers/custodians will not be able to tender preferred shares in the offer by means of guaranteed delivery procedures.

You must make your own decision as to whether to tender your preferred shares and, if so, how many preferred shares to tender. None of TNL, Telemar, COPART 1, any of their affiliates or any of their respective board of directors or executive officers makes any recommendation as to whether you should tender your preferred shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This offering document is intended solely for, and may be used solely by, holders of preferred shares of Brasil Telecom Holding that are U.S. residents and holders of ADSs representing preferred shares of Brasil Telecom Holding. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents, or the Brazilian Offer Documents, are being published concurrently in Brazil.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS OR, THE BOLSA DE VALORES DE SÃO PAULO OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS TENDER OFFER IS NOT SUBJECT TO REGISTRATION WITH THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

June 19, 2008

i

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. You should read carefully the remainder of this offer to purchase and, if you are tendering ADSs, the related letter of transmittal, because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the related letter of transmittal. Unless the context indicates otherwise, in this offer to purchase, we use the terms “us,” “we” and “our” to refer to COPART 1 and, where appropriate, Telemar and TNL. We use the term “COPART 1” to refer to COPART 1 alone, “Telemar” to refer to Telemar Norte Leste S.A. alone, and “TNL” to refer to Tele Norte Leste Participações S.A. alone, “preferred shares” to refer to preferred shares of Brasil Telecom Holding, no par value, and “ADSs” to refer to American Depositary Shares of Brasil Telecom Holding, each representing five preferred shares. Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase.

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The Tender Offer: We hereby offer to purchase up to 20,826,442 preferred shares (including preferred shares represented by ADSs) of Brasil Telecom Participações S.A. (other than preferred shares owned directly or indirectly by TNL, the controlling shareholders of Brasil Telecom Holding, or any of their affiliates) at a price of R$30.47 per preferred share (for reference, equivalent to approximately U.S.$94.49 per ADS based on (i) one ADS representing five preferred shares and (ii) the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank through the SISBACEN system at 7:00 p.m., Brasília time (6:00 p.m., New York City time), or the PTAX exchange rate, on June 17, 2008, which was U.S.$1.00=R$1.6123) in cash, net of the stock exchange and settlement fees described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal. ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent based on the spot market rate available on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

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Conditions: The tender offer is not conditioned upon the tender of a minimum number of preferred shares or upon the receipt of any financing. However, our obligation to consummate the purchase of preferred shares in the tender offer is subject to the other conditions set forth in “The Tender Offer—Section 5—Conditions to the Tender Offer.”

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Proration: Depending on the number of preferred shares (including preferred shares represented by ADSs) tendered in the tender offer, preferred shares properly and timely tendered and not properly withdrawn may be subject to proration as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

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Expiration Date: Subject to the terms and conditions described in this offer to purchase, the tender offer will expire (1) for ADS holders electing to tender preferred shares represented by ADSs through the ADS Tender Agent, at 12:00 noon, Brasília time (11:00 a.m., New York City time), on July 21, 2008 (as such date may be extended by us), and (2) for holders of preferred shares, at 5:00 p.m., Brasília time (4:00 p.m., New York City time) on July 21, 2008 (as such date may be extended by us), in each case unless the tender offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, up to 20,826,442 preferred shares (including preferred shares represented by ADSs) properly and timely tendered in the tender offer and not properly withdrawn will be purchased by us through an Auction on the BOVESPA that is currently scheduled to occur at 3:00 p.m., Brasília time (2:00 p.m., New York City time), one business day after the Expiration Date. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

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Procedures for Participating in the Tender Offer: The procedures for electing to tender your preferred shares differ depending on whether you hold ADSs representing preferred shares or you hold preferred shares directly. You should follow the instructions for your particular circumstances set forth under “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.” All holders wishing to tender their preferred shares or ADSs must allow sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time or ADS Expiration Time, as applicable. There will be no guaranteed delivery process available to tender preferred shares or ADSs.

•	Withdrawal:

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Preferred Shares: For a withdrawal to be effective, the broker that has been instructed to tender your preferred shares in the Auction described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs” must withdraw the order to tender those preferred shares before the beginning of the Auction on the Auction Date. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of such shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before the beginning of the Auction.

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ADSs: An ADS holder tendering through the ADS Tender Agent is entitled to withdraw the order to sell preferred shares underlying ADSs up until the ADS Expiration Time on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the Auction on the Auction Date, you will need to surrender your ADSs to Citibank, N.A., as ADS Depositary, withdraw the preferred shares underlying the ADSs and participate directly in the tender offer as a holder of preferred shares by following the instructions in “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs—Holders of ADSs—Direct Participation in the Tender Offer.” ADS holders electing to withdraw the preferred shares underlying their ADSs from the ADS program and participate directly in the tender offer as holders of preferred shares must allow sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See “The Tender Offer—Section 4—Withdrawal Rights.”

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your preferred shares or ADSs.

Who is offering to purchase my shares?	COPART 1 Participações S.A. is a sociedade anônima organized under the laws of the Federative Republic of Brazil. COPART 1 is a wholly owned subsidiary of Coari Participações S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, or COARI. COARI is a wholly-owned subsidiary of Telemar. Telemar is a subsidiary of TNL. We are offering to purchase up to 20,826,442 preferred shares, including preferred shares represented by ADSs. See “The Tender Offer—Section 11—Certain Information About COPART 1, COARI, Telemar, TNL and TmarPart.”

Why are you offering to purchase my shares?	The purpose of the tender offer is to provide holders of preferred shares who desire to receive cash for some or all of their preferred shares at a premium over market prices the opportunity to do so. The offer price represents a premium of approximately 21.8% for preferred shares and 24.4% for ADSs over the weighted average trading prices for the 30 calendar days ending on April 24, 2008, inclusive, the last trading day before announcement of the tender offer, and an approximate 18.3% premium for preferred shares and 17.5% for ADSs over the closing price on June 17, 2008.

How much are you offering to pay?	We are offering to pay you R$30.47 per preferred share (for reference, equivalent to approximately U.S.$94.49 per ADS based on (i) one ADS representing five preferred shares and (ii) the PTAX exchange rate on June 17, 2008, which was U.S.$1.00=R$1.6123) properly and timely tendered in the tender offer and not properly withdrawn. Upon the terms and subject to the conditions of the tender offer, we will pay this purchase price in cash, net of the stock exchange and settlement fees described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose preferred shares are purchased in the tender offer and each holder of ADSs representing preferred shares purchased in the tender offer will be required to pay a combined fee to the BOVESPA and the Brazilian Settlement and Custody Company (Companhia Brasileira de Liquidação e Custódia), or the CBLC, in an amount equal to 0.035% of the purchase price paid by COPART 1 to that holder.

ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent based on the spot market rate available on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. ADS holders should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this offer to purchase or the time of the completion of the tender offer and may therefore affect the U.S. dollar value of such cash compensation. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker.

How many shares will you purchase?	We will purchase up to 20,826,442 preferred shares (including preferred shares represented by ADSs) that are properly and timely tendered and not properly withdrawn, upon the terms and subject to the conditions of the tender offer. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

Is there a minimum number of preferred shares that must be tendered for you to purchase any securities?	No. The tender offer is not conditioned on any minimum number of preferred shares being tendered. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

Will tendered preferred shares be subject to proration?

If more than 20,826,442 preferred shares are properly and timely tendered before the Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the tender offer, purchase 20,826,442 preferred shares on a pro rata basis (with adjustments to avoid purchases of fractional preferred shares) according to the number of preferred shares properly and timely tendered before the Expiration Date and not withdrawn. If not more than 20,826,442 preferred shares are properly and timely tendered before the Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the tender offer, purchase all preferred shares so tendered and not withdrawn. For purposes of determining proration, we will aggregate the number of shares tendered pursuant to this offer to purchase, shares underlying ADSs tendered pursuant to this offer to purchase and shares tendered pursuant to the Brazilian Offer Documents.

See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

How many preferred shares do you own? Do you own any other shares of Brasil Telecom Holding?	We own 55,819,400 preferred shares, representing 23.4% of the non-voting capital and 15.4% of the total capital of Brasil Telecom Holding. We do not own any common shares of Brasil Telecom Holding.

How and when did you acquire your Brasil Telecom Holding shares?	We acquired all of the common and preferred shares of Brasil Telecom Holding currently owned by us in open market purchases conducted over the BOVESPA following our announcement of the tender offer on April 25, 2008 and prior to the date of this offer to purchase. Between April 25, 2008 and June 17, 2008, we acquired 55,819,400 preferred shares for an aggregate purchase price of R$1,425.2 million at prices ranging from R$23.80 per preferred share to R$27.97 per preferred share. See “The Tender Offer—Section 12—Background of the Tender Offer.” We will not acquire any common or preferred shares of Brasil Telecom Holding following the date of this offer to purchase and prior to the Auction Date.

Are you making any other tender offers for Brasil Telecom Holding shares or for shares of any of its subsidiaries?	We are not making any other tender offers for shares of any class of Brasil Telecom Holding at this time. Concurrently with this tender offer, we are making a tender offer to purchase up to 13,366,365 of the preferred shares of Brasil Telecom. Upon completion of the Brasil Telecom Transaction, as defined below, we will be required to make offers to purchase all of the issued and outstanding voting shares of Brasil Telecom Holding that are not held, directly or indirectly, by Telemar.

Is the tender offer part of a series of related transactions?	Yes. On April 25, 2008, each of the shareholders of Invitel S.A., or Invitel, Invitel, Solpart Participações S.A., or Solpart, and Banco de Investimentos Credit Suisse (Brasil) S.A., or Credit Suisse, as agent on behalf of Telemar, acting as principal, entered into a Share Purchase Agreement, or the Share Purchase Agreement, under which Credit Suisse agreed to purchase all of the outstanding shares of Invitel and the shares of Brasil Telecom Holding owned by the shareholders of Invitel. Invitel owns all of the outstanding shares of

Solpart S.A., which owns 22.28% of the outstanding share capital, including 60.5% of the voting share capital, of Brasil Telecom Holding, which, in turn, owns 65.64% of the outstanding share capital, including 99.09% of the voting share capital, of Brasil Telecom.

Our acquisition of control of Brasil Telecom Holding and Brasil Telecom is not permitted by current Brazilian regulations. To permit the negotiation of our purchase of indirect control of Brasil Telecom Holding and of Brasil Telecom, on April 25, 2008, Telemar entered into an agency agreement, or the Agency Agreement, with Credit Suisse, as agent, under which Credit Suisse in its own name on behalf of Telemar, agreed to purchase the shares of Invitel and Brasil Telecom Holding that are subject to the Share Purchase Agreement, subject to the terms and conditions of the Share Purchase Agreement and the Agency Agreement. We can provide no assurances that the Brazilian regulations of the telecommunications sector will be modified in a manner that will allow us to acquire control of Brasil Telecom Holding and Brasil Telecom.

Following the anticipated implementation of the modifications to the Brazilian regulations of the telecommunications sector that are necessary in order for the transactions contemplated by the Share Purchase Agreement, which we refer to as the Brasil Telecom Transaction, to close, Credit Suisse, under the terms of the Share Purchase Agreement and in compliance with the Agency Agreement, will immediately assign all of its rights and obligations under the Share Purchase Agreement to Telemar (or a company controlled by Telemar), and Telemar will assume these rights and obligations.

Under Article 254-A of Brazilian Law No. 6,404/76, as amended, or the Brazilian Corporation Law, and Instruction No. 361, of March 5, 2002, as amended, of the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, following our indirect acquisition of a majority of the voting shares of Brasil Telecom Holding and of Brasil Telecom, we will be required to make offers to purchase all of the issued and outstanding voting shares of Brasil Telecom Holding and Brasil Telecom that are not held, directly or indirectly, by Telemar.

Following the closing of the Brasil Telecom Transaction, we anticipate that Telemar will, directly or through a subsidiary, register these tender offers, which we refer to as mandatory tender offers, with the CVM. We anticipate that the mandatory tender offer for the voting shares of Brasil Telecom Holding will be made at a price equivalent to 80% of the price that we will pay under the Share Purchase Agreement for shares of Brasil Telecom Holding. We anticipate that the mandatory tender offer for the voting shares of Brasil Telecom will be made at a price equivalent to 80% of the price per share of Brasil Telecom implied by the price that we will pay under the Share Purchase Agreement for shares of Brasil Telecom Holding.

Neither the common shares of Brasil Telecom Holding nor the common shares of Brasil Telecom are registered with the U.S. Securities and Exchange Commission, or the SEC, or listed or traded on any U.S. securities exchange.

Following the mandatory tender offers for the voting shares of Brasil Telecom Holding and of Brasil Telecom, we intend to carry out a corporate restructuring, which we refer to as the Corporate Restructuring, in order to simplify our corporate structure and have the shareholders of Brasil Telecom Holding and Brasil Telecom migrate to Telemar, thereby strengthening our company.

See “The Tender Offer—Section 12—Background of the Tender Offer” and “—Section 13—Purpose of and Reasons for the Tender Offer and Plans for Brasil Telecom Following the Tender Offer.”

Do you have the financial resources to pay for the preferred shares?	Yes. We will need approximately R$635.6 million to purchase the preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer and to pay related fees and expenses, assuming that at least 20,826,442 preferred shares are tendered in the tender offer. Telemar and TNL will provide COPART 1 with sufficient funds to purchase up to 20,826,442 preferred shares (including preferred shares represented by ADSs) properly and timely tendered and not properly withdrawn in the tender offer. Telemar and TNL expect to obtain the necessary funds from existing cash balances, cash equivalents and/or from borrowings under existing credit facilities of TNL or Telemar, the proceeds of which may be used for general corporate purposes. Our obligation to purchase shares in tender offer is not conditioned upon any financing arrangements. To comply with Brazilian legal requirements, all of the cash payment of the purchase price is being guaranteed by Credit Suisse (Brazil) S.A. Corretora de Títulos e Valores Mobiliários. See “The Tender Offer—Section 6—Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender in this offer?	We do not believe that our financial condition is relevant to your decision whether or not to tender your preferred shares (including preferred shares represented by ADSs) in the tender offer because (1) the tender offer is being made solely of cash, (2) Telemar and TNL have sufficient funds available to purchase all of the preferred shares (including preferred shares represented by ADSs) properly and timely tendered and not properly withdrawn in the tender offer (subject to proration under the circumstances described in this offer to purchase) and will provide COPART 1 with sufficient funds to purchase such preferred shares, (3) the tender offer is not subject to any financing condition, and (4) TNL is a public reporting company under the Exchange Act and files reports electronically on EDGAR.

Are there any conditions to the tender offer?	Yes, our obligation to consummate the purchase of preferred shares (including preferred shares represented by ADSs) in the tender offer is subject to the terms and conditions set forth in this offer to purchase and the related Letter of Transmittal. See “The Tender Offer—Section 5—Conditions to the Tender Offer.”

What shares are being sought in the tender offer?	We are offering to purchase up to 20,826,442 preferred shares (including preferred shares represented by ADSs). However, this offer to purchase is intended solely for, and may be used solely by, holders of preferred shares that are U.S. residents and for holders of ADSs representing preferred shares. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents are being published concurrently in Brazil as required under Brazilian law. For purposes of determining the number of preferred shares tendered pursuant to the tender offer, we will aggregate shares tendered pursuant to this offer to purchase, shares underlying ADSs tendered pursuant to this offer to purchase and shares tendered pursuant to the Brazilian Offer Documents.

How do I tender the preferred shares underlying my ADSs?	An ADS holder may tender the preferred shares underlying its ADSs through the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date, in accordance with the instructions set forth in “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” and the related letter of transmittal. The ADS Tender Agent will then contact a broker authorized to conduct trades on the BOVESPA, or the ADS Broker, to tender the preferred shares underlying the ADSs in the Auction, as described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs” and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase) the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. After receipt by the ADS Tender Agent of payment of the Brazilian reais consideration for purchased preferred shares, conversion of those Brazilian reais into U.S. dollars and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$152.35 per ADS (for reference, equivalent to approximately U.S.$94.49 per ADS based on the PTAX exchange rate on June 17, 2008, which was U.S.$1.00=R$1.6123), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the BOVESPA and CBLC, as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

As an alternative to tendering the preferred shares underlying its ADSs through the ADS Tender Agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. To do so, the ADS holder must (1) surrender to Citibank, N.A., as ADS Depositary, at 388 Greenwich Street, New York, New York 10013 (telephone: 212-657-8033), the ADSs representing preferred shares that it wishes to tender, (2) pay a fee to the ADS Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of those ADSs, and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program. If an ADS holder surrenders ADSs and receives preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00, as amended, or Resolution No. 2,689, of the Brazilian National Monetary Council (Conselho Monetário Nacional). After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of preferred shares registered at CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to qualify the holder to participate in the tender offer no later than the Share Expiration Time on the Expiration Date, in the manner described in this offer to purchase.

A beneficial owner of ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

How do I tender my preferred shares directly?	If you hold preferred shares directly, to participate in the tender offer, you must, no later than the Share Expiration Time on the Expiration Date: (1) contact a broker authorized to conduct trades on the BOVESPA; (2) present certain required documentation; and (3) instruct the broker to tender your preferred shares in the Auction on your behalf. To tender your preferred shares, your broker must, no later than 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date, present a sell order on your behalf through the BOVESPA’s Megabolsa electronic trading system.

If you have invested in preferred shares of Brasil Telecom Holding under Resolution No. 2,689 (which are registered at CBLC), you must instruct your Brazilian representative (for purposes of Resolution No. 2,689) to contact such a broker on your behalf.

Preferred shares held through Banco ABN Amro Real S.A., Brasil Telecom Holding’s transfer agent, or the Transfer Agent, are not registered at CBLC. Holders of preferred shares held through the Transfer Agent should therefore instruct the broker they contact to request the transfer of their preferred shares to the custody of CBLC in order to enable the broker to tender the preferred shares in the Auction on their behalf. Settlement of transfers of preferred shares to the custody of CBLC occurs three Brazilian business days following the execution of the order to transfer. As a result, you must request this transfer no less than three Brazilian business days prior to the Expiration Date. It is your responsibility to contact a broker sufficiently in advance of the Share Expiration Time on the Expiration Date, to ensure that the Transfer Agent can transfer your preferred shares to the custody of CBLC before the Share Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its preferred shares through CBLC or the Transfer Agent should instruct its custodian, representative, broker or other nominee.

A beneficial owner of preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

What do I do if I am a holder of ADSs of the Telebras HOLDRs Facility basket security, or TBH ADSs?	If you hold TBH ADSs you have an indirect interest in ADSs representing preferred shares. The deposit agreement pursuant to which your TBH ADSs were issued gives you certain rights in the event of a tender offer for one of the securities represented by the TBH ADSs. Because we are making a tender offer for less than 15% of the outstanding preferred shares, under the deposit agreement for the TBH ADSs, The Bank of New York, as depositary for the TBH ADSs, will not distribute the ADSs represented by TBH ADSs. The Bank of New York will mail copies of notices, reports and communications pertaining to the tender offer to holders of TBH ADSs, and holders of TBH ADSs wishing to participate in the tender offer must surrender their TBH ADSs for cancellation, receive the ADSs representing preferred shares, and participate in the tender offer as a holder of ADSs.

Until what time may I withdraw my tendered preferred shares, and how do I do so?	If you hold preferred shares directly, you or your representative in Brazil must contact the broker that you instructed to tender your preferred shares in the Auction on your behalf in sufficient time to enable the broker to withdraw the order to tender your preferred shares before the beginning of the Auction on the Auction Date and must provide any documentation required by the broker.

If you wish to withdraw the tender of your preferred shares, it is your responsibility to ensure that the broker that has been instructed to tender your preferred shares receives instructions to withdraw the tender of those preferred shares before the beginning of the Auction on the Auction Date.

If you are an ADS holder tendering the preferred shares underlying your ADSs through the ADS Tender Agent, your signed written notice of withdrawal, or an originally signed facsimile of one, with the required information, must be received by the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date. If we have not by August 18, 2008, agreed to accept your preferred shares for payment, you can withdraw them at any time after such time until we accept preferred shares for payment.

Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the Auction on the Auction Date, you must surrender your ADSs to the ADS Depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, as set forth above under “How do I tender the preferred shares underlying my ADSs?” ADS holders electing to withdraw the preferred shares underlying their ADSs from the ADS program and participate directly in the tender offer as holders of preferred shares must allow sufficient time for the completion of all required steps described in this offer to purchase by the Share Expiration Time on the Expiration Date.

See “The Tender Offer—Section 4—Withdrawal Rights.”

What does the Board of Directors of Brasil Telecom Holding think of the tender offer?	Brasil Telecom Holding is a Brazilian company and Brazilian law governs the duties and obligations of Brasil Telecom Holding’s board of directors. Brazilian law does not impose any fiduciary or other duty or obligation on Brasil Telecom Holding or Brasil Telecom Holding’s board of directors to approve or disapprove the tender offer or to make any recommendation in connection with the tender offer.

Under U.S. law, within 10 business days after the commencement date of the tender offer, Brasil Telecom Holding is required by the Exchange Act to file with the SEC and publish, send or give to holders of preferred shares that are U.S. residents and holders of ADSs a statement as to whether Brasil Telecom Holding recommends acceptance or rejection of the tender offer, that it has no opinion with respect to the tender offer or that it is unable to take a position with respect to the tender offer, and the reasons for its position.

Can the tender offer be extended and under what circumstances?	Yes. Subject to applicable rules and regulations of the CVM and the SEC, we may extend the tender offer at any time and for any reason, including if, at the time the tender offer is scheduled to expire (including at the end of an earlier extension), any of the tender offer conditions is not satisfied (or waived by us) or if we are required to extend the tender offer by the rules of the CVM or SEC. During any extension of the tender offer, all preferred shares (including preferred shares represented by ADSs) previously tendered and not withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw its preferred shares from the tender offer. Under CVM regulations the Auction must occur no later than August 4, 2008. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date” and “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

How will I be notified if the tender offer is extended?	If we decide to extend the period of time during which the tender offer is open and thereby delay acceptance for purchase of and payment for tendered preferred shares, we will inform the ADS Tender Agent of that fact and make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, as required under the Exchange Act.

When and how will I be paid for my tendered preferred shares?	The preferred shares that we purchase in the tender offer will be purchased through the Auction on the BOVESPA that is currently scheduled to occur at 3:00 p.m., Brasília time (2:00 p.m., New York City time), on the Auction Date. We will pay for preferred shares accepted for purchase in the tender offer on the third Brazilian business day after the Auction, in accordance with the rules established by CBLC.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase), the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. After receipt by the ADS Tender Agent of payment of the Brazilian reais consideration for purchased preferred shares, conversion of those Brazilian reais into U.S. dollars and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender

Agent will make payment to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$152.35 per ADS (for reference, equivalent to approximately U.S.$94.49 per ADS based on the PTAX exchange rate on June 17, 2008, which was U.S.$1.00=R$1.6123), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price, payable to the BOVESPA and CBLC, as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date“ and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

Will I have to pay fees or brokerage commissions if I tender my preferred shares?	Each shareholder that tenders preferred shares directly in the tender offer will be required to pay a combined fee to the BOVESPA and CBLC in an amount equal to 0.035% of the purchase price paid by COPART 1 to that holder. In addition, the broker that tenders preferred shares on behalf of a shareholder in the Auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See “Introduction.”

If you are an ADS holder participating in the tender offer through the ADS Tender Agent, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and CBLC, as described above and (3) your pro rata portion of the fee or commission charged by the ADS Broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in Brazilian reais, you will also pay the expenses for converting Brazilian reais into U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the tender offer.

If you are an ADS holder and elect to surrender your ADSs to the ADS Depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and CBLC, as described above, and (3) any fee or commission charged by your broker. In addition, you must pay any taxes or governmental charges payable in connection with the cancellation of your ADSs.

What is the market value of the preferred shares and ADSs as of a recent date?	On June 17, 2008, the last reported sale price of the preferred shares on the BOVESPA was R$25.75 per preferred share and the last reported sale price of the ADSs on The New York Stock Exchange, or the NYSE, was U.S.$80.39 per ADS.

On April 24, 2008, the last full trading day before we announced the tender offer, the closing price of the preferred shares on the BOVESPA was R$27.32 per preferred share and the closing price of the ADSs on the NYSE was U.S.$80.68 per ADS. Between April 24, 2008 and June 17, 2008, the closing price of the preferred shares ranged between R$23.22 and R$27.31. Between April 24, 2008 and June 17, 2008, the closing price of the ADSs ranged between U.S.$68.90 and U.S.$83.65.

You should obtain current market quotations for preferred shares and ADSs in deciding whether to tender your preferred shares.

If I sell my preferred shares or ADSs at the tender offer price, will I receive a premium over the recent market prices for the preferred shares and ADSs?	Yes. The tender offer price represents a premium of approximately 11.5% over the closing market price for preferred shares on the BOVESPA and approximately 15.2% over the closing market price for ADSs representing preferred shares on the NYSE on April 24, 2008, the last trading day before our public announcement of the tender offer. The tender offer price also represents a premium of approximately 21.8% for preferred shares and 24.4% for ADSs over the weighted average trading prices for the 30 calendar days ending on April 24, 2008, inclusive, the last trading day before announcement of the tender offer.

What are the U.S. federal income tax and Brazilian tax consequences if I tender my preferred shares?	The receipt of cash in exchange for preferred shares, including preferred shares represented by ADSs, pursuant to the tender offer will generally give rise to gain or loss for U.S. federal and Brazilian income tax purposes. See “The Tender Offer—Section 7—Material Tax Consequences.”

Who may I talk to if I have questions about the tender offer?	You may contact the U.S. information agent for information regarding this offer to purchase or the tender offer at the following address:

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ 07071

U.S.A.

In the United States, call: 866-207-3646 (toll-free)

or

Outside the United States, call: +1-201-806-7300 (collect)

If you are an ADS holder and you have questions about how to participate in the tender offer through the ADS Tender Agent, you should contact the U.S. information agent above.

To the holders of preferred shares of Brasil Telecom Participações S.A. and American Depositary Shares representing preferred shares of Brasil Telecom Participações S.A.:

INTRODUCTION

COPART 1 Participações S.A., a wholly-owned indirect subsidiary of Telemar Norte Leste S.A., a subsidiary of Tele Norte Leste Participações S.A. hereby offers to purchase up to 20,826,442 preferred shares, no par value, including preferred shares represented by ADSs, of Brasil Telecom Participações S.A. (other than preferred shares owned directly or indirectly by TNL, the controlling shareholders of Brasil Telecom Holding, or any of their affiliates) at a price of R$30.47 per preferred share (for reference, equivalent to approximately U.S.$94.49 per ADS based on (i) one ADS representing five preferred shares and (ii) the PTAX exchange rate on June 17, 2008, which was U.S.$1.00=R$1.6123) in cash, net of the stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal.

ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent based on the spot market rate available on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker. In addition, you will have to pay any applicable transfer taxes on the sale of preferred shares pursuant to the tender offer, as set forth in Instruction 6 of the letter of transmittal. We will pay all charges and expenses of the ADS Tender Agent (except those discussed above) and the U.S. Information Agent incurred in connection with the tender offer. See “The Tender Offer—Section 16—Fees and Expenses.”

Subject to the terms and conditions described herein, unless we extend or terminates the tender offer, in order to participate in the tender offer (1) a holder of ADSs electing to tender preferred shares represented by ADSs through the ADS Tender Agent must tender such ADSs no later than the ADS Expiration Time on the Expiration Date, and (2) a holder of preferred shares must qualify such preferred shares for the Auction no later than the Share Expiration Time on the Expiration Date. Under CVM regulations the Auction must occur no later than August 4, 2008.

In accordance with applicable Brazilian regulations, COPART 1 will purchase up to 20,826,442 preferred shares (including preferred shares represented by ADSs) properly and timely tendered prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not withdrawn prior to 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date through the Auction on the BOVESPA that is currently scheduled to occur at 3:00 p.m., Brasília time (2:00 p.m., New York City time) on the Auction Date. For purposes of determining the number of preferred shares tendered pursuant to the tender offer we will aggregate shares tendered pursuant to this offer to purchase, shares underlying ADSs tendered pursuant to this offer to purchase and shares tendered pursuant to the Brazilian Offer Documents.

Each shareholder whose preferred shares are purchased in the tender offer and each ADS holder for whom the ADS Broker tenders preferred shares underlying ADSs will be required to pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by COPART 1 to that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner of preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender preferred shares and may be charged a fee or commission by that person for tendering preferred shares in the tender offer. In addition, the broker that tenders preferred shares on behalf of any shareholder in the Auction, as described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs,” may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. ADS holders participating in the tender offer by tendering the preferred shares underlying their ADSs through the ADS Tender Agent must pay the fees, taxes and charges described in “The Tender Offer—Section 3—The Tender Offer.”

The purchase price received by holders of preferred shares or ADSs participating in the tender offer may be subject to applicable Brazilian withholding taxes. See “The Tender Offer—Section 7—Material Tax Consequences—Material Brazilian Tax Consequences.”

The tender offer is not conditioned on any minimum number of preferred shares being tendered. The tender offer is, however, subject to other conditions. See “The Tender Offer—Section 5—Conditions to the Tender Offer.” Depending on the number of preferred shares tendered by the Share Expiration Time and the ADS Expiration Time on the Expiration Date, preferred shares properly and timely tendered and not withdrawn may be subject to proration. For purposes of determining proration, we will aggregate the number of preferred shares tendered pursuant to this offer to purchase, preferred shares underlying ADSs tendered pursuant to this offer to purchase and preferred shares tendered pursuant to the Brazilian Offer Documents as described in “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

The purpose of the tender offer is to provide holders of preferred shares who desire to receive cash for some or all of their preferred shares at a premium over market prices the opportunity to do so. The offer price represents a premium of approximately 21.8% for preferred shares and 24.4% for ADSs over the weighted average trading prices for the 30 calendar days ending on April 24, 2008, inclusive, the last trading day before announcement of the tender offer, and an approximate 18.3% premium for preferred shares and 17.5% for ADSs over the closing price on June 17, 2008.

This offer to purchase and the documents incorporated by reference in this offer to purchase contain forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the tender offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, the satisfaction of the conditions to the tender offer, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to Brasil Telecom Holding after the completion of the tender offer.

Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect new information or future developments. You should not place undue reliance on forward-looking statements contained in this offer to purchase.

This offer to purchase and the related letter of transmittal contain important information that you should read before making any decision in connection with the tender offer.

THE TENDER OFFER

Section 1. Terms of the Tender Offer and Expiration Date

General

Upon the terms and subject to the conditions described in this offer to purchase, COPART 1 Participações S.A., a wholly-owned indirect subsidiary of Telemar Norte Leste S.A., a subsidiary of Tele Norte Leste Participações S.A. hereby offers to purchase up to 20,826,442 preferred shares, including preferred shares represented by ADSs, of Brasil Telecom Participações S.A. that are properly and timely tendered and not properly withdrawn at a price of R$30.47 per preferred share (for reference, equivalent to approximately U.S.$94.49 per ADS based on (i) one ADS representing five preferred shares and (ii) the PTAX exchange rate, on June 17, 2008, which was U.S.$1.00=R$1.6123) in cash, net of the stock exchange and settlement fees described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose preferred shares (including preferred shares represented by ADSs) are purchased in the tender offer must pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by COPART 1 to that holder. This fee will be deducted from the proceeds received by that holder. ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, which will also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the tender offer. Direct holders of preferred shares participating in this tender offer by tendering preferred shares will receive payment in Brazilian reais through their Brazilian broker.

ADS holders may tender the preferred shares underlying their ADSs through the ADS Tender Agent in accordance with the instructions set forth below under “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” and in the accompanying letter of transmittal. The ADS Tender Agent will tender the preferred shares underlying the ADSs in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs,” and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled. As an alternative to participating in the tender offer through the ADS Tender Agent, an ADS holder may also surrender its ADSs to the ADS Depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

Subject to the terms and conditions described herein, unless the tender offer is extended or earlier terminated, in order to participate in the tender offer, a holder must:

•	if a holder of ADSs electing to tender preferred shares represented by ADSs through the ADS Tender Agent, tender its ADSs no later than ADS Expiration Time on the Expiration Date; and

•	if a holder of preferred shares, qualify its preferred shares for the Auction no later than the Share Expiration Time on the Expiration Date.

In accordance with applicable Brazilian regulations, the preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an Auction on the BOVESPA that is currently scheduled to occur at 3:00 p.m., Brasília time (2:00 p.m., New York City time) on the Auction Date, which is to be one business day after the Expiration Date. If we extend the Auction Date, we will also extend the Expiration Date. See “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” for information about participating in the tender offer. On the Auction Date, brokers acting on behalf of holders that wish to participate in the tender offer will present sell orders for the applicable preferred shares in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs.”

Unless the tender offer is extended or earlier terminated, ADS holders that have tendered the preferred shares underlying their ADSs through the ADS Tender Agent will be entitled to withdraw from the tender offer up until the ADS Expiration Time, on the Expiration Date.

We will pay the purchase price for up to 20,826,442 preferred shares (including preferred shares represented by ADSs) properly and timely tendered, not properly withdrawn and purchased in the Auction on the third Brazilian business day following the Auction. After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase), the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. As promptly as practicable after receipt of the proceeds, the ADS Tender Agent will distribute such proceeds, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs, to the holders of ADSs representing preferred shares accepted for purchase in the tender offer. Under no circumstances will interest on the purchase price be paid by COPART 1 regardless of any delay in making that payment. See “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs.”

The tender offer is not conditioned on any minimum number of preferred shares being tendered. The tender offer is, however, subject to other conditions. See “—Section 5—Conditions to the Tender Offer.” Depending on the number of preferred shares tendered in the tender offer, preferred shares properly and timely tendered and not withdrawn may be subject to proration as described below.

Proration

If more than 20,826,442 preferred shares are properly and timely tendered on or before the Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the tender offer, purchase 20,826,442 preferred shares on a pro rata basis (with adjustments to avoid purchases of fractional preferred shares) according to the number of preferred shares properly and timely tendered on or before the Expiration Date and not withdrawn. If not more than 20,826,442 preferred shares are properly and timely tendered on or before the Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the tender offer, purchase all preferred shares so tendered and not withdrawn. For purposes of determining proration, we will aggregate the number of shares tendered pursuant to this offer to purchase, shares underlying ADSs tendered pursuant to this offer to purchase and shares tendered pursuant to the Brazilian Offer Documents. In the event that proration of tendered preferred shares is required, the BOVESPA will determine the proration factor immediately following the Auction. Proration will be based on the ratio that the total number of preferred shares that we are offering to purchase bears to the total number of preferred shares properly and timely tendered and not properly withdrawn. The ADS Tender Agent will, in turn, apply the proration factor to the ADSs that have been properly and timely tendered through the ADS Tender Agent and not properly withdrawn. In applying the proration factor, the ADS Tender Agent will make adjustments such that no number of preferred shares representing any fraction of an ADS will be purchased from any ADS holder. We will announce the final results of such proration and the proration factor through a press release not later than the Brazilian business day following the Auction Date.

Extension, Amendment and Termination

To the extent permitted by applicable Brazilian and U.S. securities laws, the CVM, the SEC and the terms of the tender offer, we reserve the right, at any time and from time to time, in our sole discretion: (1) to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of and payment for tendered shares; (2) to amend the tender offer in any respect; and (3) upon the failure of the conditions, as described in “—Section 5—Conditions to the Tender Offer” at any time on or after the date of this offer to purchase and on or before 9:00 a.m., Brasília time (8:00 a.m., New York City time), on the Expiration Date, to terminate the tender offer without purchasing any shares. Under CVM regulations the Auction must occur no later than August 4, 2008. In order to comply with the requirements of the Exchange Act and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change in the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rule 14e-1 under the Exchange Act. If we decide to increase the consideration being offered in the tender offer, the increase in the consideration being offered will be applicable to all holders of preferred shares whose preferred shares are accepted for purchase in the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of those preferred shares, the tender offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until that tenth business day. We do not expect to increase the amount of consideration currently offered in the tender offer.

Mailing

Brasil Telecom Holding, as required by Brazilian Law, has provided us with its shareholder lists maintained by CBLC and the Transfer Agent, the list of record holders of ADSs maintained by the ADS Depositary, and the security position listing of The Depository Trust Company, or DTC, as the book-entry transfer facility for ADSs of Brasil Telecom Holding. This offer to purchase, the accompanying letter of transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of preferred shares whose names appear on the shareholder lists provided by Brasil Telecom Holding, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of preferred shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this offer to purchase, the accompanying letter of transmittal and other relevant materials to any registered or beneficial holder of preferred shares or ADSs that requests a copy of the tender offer materials.

Definitions

For purposes of this offer to purchase:

•	“Brazilian business day” means any day on which the BOVESPA is open for trading.

•

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 2. Acceptance for Purchase and Purchase of Preferred Shares and ADSs

The preferred shares (including preferred shares represented by ADSs) tendered in the tender offer will be purchased through an Auction on the BOVESPA, subject to proration under certain circumstances described in this offer to purchase. The Auction is currently scheduled to occur at 3:00 p.m., Brasília time (2:00 p.m., New York City time), on the Auction Date.

Sell orders from brokers tendering preferred shares on behalf of tendering shareholders, including the ADS Broker, must be submitted no later than 12:00 noon, Brasília time (11:00 a.m., New York City time) on the Auction Date through the BOVESPA’s Megabolsa electronic trading system using the code “BRTP4L.” Sell orders for properly and timely tendered preferred shares that have not been properly withdrawn before the beginning of the Auction on the Auction Date or, in the case of ADSs, before the ADS Expiration Time on the Expiration Date, will be deemed accepted for purchase, subject to the proration provisions described in “—Section 1—Terms of the Tender Offer and Expiration Date,” and may not be withdrawn. All preferred shares (including preferred shares represented by ADSs) purchased by us in the tender offer will be acquired through buy orders at the price set forth in this offer to purchase presented by Credit Suisse (Brazil) S.A. Corretora de Títulos e Valores Mobiliários, our intermediary agent for the tender offer. Credit Suisse (Brazil) S.A. Corretora de Títulos e Valores Mobiliários guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all or a part of the preferred shares subject to this tender offer, so long as the competing offeror offers a price at least 5% greater than the price offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the publication of offering materials in Brazil. Any such competing offer must be filed with the BOVESPA no later than 5:00 p.m., Brasília time (4:00 p.m., New York City time) on the Brazilian business day immediately preceding the Auction Date. In such an event, the Auction may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by us. In the event of such a competing tender offer, we may, in our sole discretion but subject to Brazilian law, CVM regulations and the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that we extend the tender offer if we increase the consideration offered), submit a higher counteroffer for the preferred shares sought by the competing offeror. In the event that the date of the Auction is extended or we otherwise modify the terms of the tender offer, we will make an announcement of that fact in the manner described in “—Section 1—Terms of the Tender Offer and Expiration Date.”

We will pay for preferred shares purchased in the tender offer on the third Brazilian business day following the Auction, in accordance with the rules established by CBLC for net settlement. After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this offer to purchase), the Brazilian reais price paid for accepted preferred shares will be credited to the ADS Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the ADS Broker will pay the aggregate Brazilian reais purchase price to the ADS Tender Agent. Upon receipt of that payment, the ADS Tender Agent will convert the Brazilian reais amount into U.S. dollars based on the spot market rate on the date such payment is received for delivery of U.S. dollars two U.S. business days thereafter. The payment to holders of ADSs will be based on the spot market rate in effect on the date payment is received by the ADS Tender Agent for preferred shares purchased in the tender offer. As promptly as practicable after receipt of the proceeds, the ADS Tender Agent will distribute such proceeds, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs, to the holders of ADSs representing preferred shares accepted for purchase in the tender offer. Under no circumstances will interest on the purchase price be paid by COPART 1 regardless of any delay in making that payment.

Section 3. Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs

To tender preferred shares (including preferred shares underlying ADSs) in the tender offer, a holder must tender no later than the dates indicated below. The steps a holder must follow in order to tender differ according to whether it holds ADSs representing preferred shares or it holds preferred shares directly.

ALL HOLDERS WISHING TO TENDER MUST ALLOW SUFFICIENT TIME FOR THE COMPLETION OF ALL REQUIRED STEPS DESCRIBED IN THIS OFFER TO PURCHASE BEFORE THE ADS EXPIRATION TIME OR THE SHARE EXPIRATION TIME, AS APPLICABLE.

Holders of ADSs

Tender of Preferred Shares Represented by ADSs through the ADS Tender Agent

If a holder of ADSs wishes to participate in the tender offer, the holder may tender the preferred shares underlying its ADSs through the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date, in accordance with the instructions set forth below and in the accompanying letter of transmittal. For those ADSs tendered through the ADS Tender Agent, the ADS Tender Agent will contact a broker authorized to conduct trades on the BOVESPA to tender the preferred shares underlying the ADSs in the Auction, and if such preferred shares are accepted for purchase in the Auction, those ADSs will be cancelled so that the underlying preferred shares may be tendered. There is no separate tender offer being made in the United States to acquire ADSs directly.

Any holder of ADSs that wishes to tender the preferred shares underlying its ADSs through the ADS Tender Agent must, no later than the ADS Expiration Time on the Expiration Date, either:

•

in the case of a registered holder of ADSs, complete and sign the accompanying letter of transmittal in accordance with the instructions contained therein and deliver that completed letter of transmittal, the applicable American Depositary Receipts, or ADRs, evidencing the ADSs tendered (if the ADSs are certificated) and all other required documents to the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date; or

•

in the case of a beneficial owner that is not a registered holder of ADSs, request its broker, dealer, commercial bank, trust company, or other nominee to effect the tender through the procedures of DTC by sending the ADSs and an agent’s message (as defined below) to the ADS Tender Agent’s account at DTC no later than the ADS Expiration Time on the Expiration Date.

Delivery of documents to DTC will not constitute delivery to the ADS Tender Agent.

The letter of transmittal accompanying this offer to purchase is to be properly completed and duly executed by ADS holders if ADRs are to be forwarded with it or by a registered holder of uncertificated ADSs. An agent’s message (as defined below) must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the ADS Tender Agent at DTC pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs, or confirmation of any book-entry transfer into the ADS Tender Agent’s account at DTC of ADSs delivered electronically, as well as a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the letter of transmittal must be delivered to the ADS Tender Agent at one of its addresses set forth in the letter of transmittal prior to the ADS Expiration Time on the Expiration Date. If ADRs are forwarded to the ADS Tender Agent in multiple deliveries, a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

Except as otherwise provided below, all signatures on the letter of transmittal must be guaranteed by a financial institution (which include most commercial banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act), which are referred to collectively as “Eligible Institutions.” Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the ADSs representing the preferred shares tendered with it and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the letter of transmittal, or (2) if the preferred shares represented by such ADSs are tendered for the account of an Eligible Institution.

The term “agent’s message” means a message transmitted by means of DTC to, and received by, the ADS Tender Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in the system of DTC tendering preferred shares underlying ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that COPART 1 may enforce such agreement against the participant.

The method of delivery of letters of transmittal, ADRs and all other required documents, including through DTC, is at the sole option and risk of the tendering holders of ADSs. Letters of transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the ADS Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the ADS Expiration Time on the Expiration Date.

No alternative, conditional or contingent tenders will be accepted, and no number of underlying preferred shares that would represent a fractional ADS will be purchased. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the preferred shares underlying their ADSs for purchase.

All properly completed and duly executed letters of transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all agent’s messages, delivered to the ADS Tender Agent by holders of ADSs will be deemed, without any further action by the ADS Tender Agent, to constitute acceptance by such holders of the tender offer with respect to the preferred shares represented by those ADSs, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying letter of transmittal.

After acceptance by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase), receipt by the ADS Tender Agent of payment of the Brazilian reais consideration for those preferred shares, conversion of those Brazilian reais into U.S. dollars and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then-prevailing exchange rates, net of expenses for converting Brazilian reais to U.S. dollars) of R$152.35 per ADS (for reference, equivalent to approximately U.S.$94.49 per ADS based on the PTAX exchange rate on June 17, 2008, which was U.S.$1.00=R$1.6123), minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the BOVESPA and CBLC, as described in “—Section 1—Terms of the Tender Offer and Expiration Date,” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Broker. The ADS cancellation fee is payable to the ADS Depositary under the deposit agreement governing Brasil Telecom Holding’s ADS program. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer. ADS holders will receive the purchase price for the ADSs representing preferred shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant.

If an ADS holder tenders ADSs but the underlying preferred shares are not accepted for purchase for any reason (including, without limitation, any pro rata reduction of preferred shares accepted for purchase in the tender offer as described in “—Section 1—Terms of the Tender Offer and Expiration Date”), ADRs evidencing those ADSs will be returned as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited to the account at DTC from which they were transferred as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable.

A tender of preferred shares underlying ADSs through the ADS Tender Agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those

ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of the preferred shares underlying its ADSs, all the preferred shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to tender the preferred shares underlying the ADSs through the ADS Tender Agent on the beneficial owner’s behalf before the ADS Expiration Time on the Expiration Date.

Direct Participation in the Tender Offer

As an alternative to tendering preferred shares underlying ADSs through the ADS Tender Agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•	surrender to Citibank, N.A., as ADS Depositary, at 388 Greenwich Street, New York, New York 10013 (telephone: 212-657-8033), the ADSs that represent preferred shares that it wishes to tender;

•	pay a fee to the ADS Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program.

If an ADS holder surrenders ADSs and receives the preferred shares underlying the ADSs, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689. See “—Section 15—Certain Legal and Regulatory Matters—Registering Under Resolution No. 2,689” for more information on obtaining a foreign investor registration.

After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares whose shares are registered at CBLC. Such holder shall also provide to the relevant broker, prior to the Auction Date, a document attesting its registration number with CVM and BACEN (in the last case the so-called RDE-Portfolio number) and a certified copy of his/her Individual Taxpayer Registration (CPF). The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate in the tender offer on its behalf no later than the Share Expiration Time on the Expiration Date, in the manner described below in “—Direct Holders of Preferred Shares.”

Withdrawing the preferred shares underlying the ADSs from the ADS program and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the Auction on the Auction Date, as described in “—Section 4—Withdrawal Rights.” However, withdrawal of the preferred shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the ADS Depositary without any assurance that the preferred shares withdrawn from the ADS program will be purchased or will not be subject to proration. In addition, upon the redeposit of preferred shares into the ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the ADS Depositary.

Direct Holders of Preferred Shares

A direct holder of preferred shares must, no later than the Share Expiration Time on the Expiration Date, either personally or by means of a duly appointed proxy, contact and register with a broker authorized to conduct trades on the BOVESPA, instruct the broker to tender its preferred shares in the Auction on its behalf and present the documentation listed below and comply with any other requirements of the broker. To tender a holder’s preferred shares, the holder’s broker must, no later than 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date, present a sell order on behalf of the holder through the BOVESPA’s Megabolsa electronic trading system using the code set forth in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs.” Shareholders must pay any fee or commission charged by their broker.

Preferred shares held directly are generally held either through CBLC or through the Transfer Agent. CBLC is the custodian for preferred shares that are traded on the BOVESPA, and settlement of the tender offer will occur through the facilities of CBLC. Shareholders that have invested in preferred shares under Resolution No. 2,689 hold their shares through CBLC. These shareholders should instruct their Brazilian representatives (for purposes of Resolution No. 2,689) to contact such a broker on their behalf.

A holder of preferred shares through the Transfer Agent should instruct the broker it contacts to request the transfer of its shares to the custody of CBLC before the Share Expiration Time on the Expiration Date in order to enable the broker to tender the preferred shares on its behalf. Settlement of transfers of preferred shares to the custody of CBLC occurs three Brazilian business days following the execution of the order to transfer. As a result, you must request this transfer no less than three Brazilian business days prior to the Expiration Date. Before it will accept an order to transfer preferred shares to a broker, the Transfer Agent will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation listed below to make sure they are the same. If there are inconsistencies between the records, the Transfer Agent will not transfer the preferred shares. It is the responsibility of any shareholder through the Transfer Agent to ensure that the information it provides to its broker is consistent with that in the Transfer Agent’s records. It is also the shareholder’s responsibility to contact and register with a broker sufficiently in advance of the Share Expiration Time on the Expiration Date, to ensure that the Transfer Agent can transfer the shareholder’s preferred shares to the custody of CBLC before the Share Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its preferred shares through CBLC or the Transfer Agent should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in preferred shares in Brazil other than through Resolution No. 2,689 should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and may not be able to make that change in time to participate in the tender offer. Such holder shall also provide to the relevant broker, prior to the Auction Date, a document attesting its registration number with CVM and BACEN (in the last case the so-called RDE-Portfolio number). If such shareholder is a foreign individual, he/she must also provide a certified copy of his/her Individual Taxpayer Registration (CPF).

Each shareholder that tenders preferred shares directly must pay a combined fee to the BOVESPA and CBLC in an amount equal to 0.035% of the purchase price paid by COPART 1 to that holder. In addition, the broker that tenders preferred shares on behalf of a shareholder in the Auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender preferred shares or ADSs.

General

Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the information agent.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of preferred shares (including preferred shares represented by ADSs) will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any preferred shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of preferred shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

The tender of preferred shares pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•

the holder has the full power and authority to tender, sell, assign and transfer the tendered preferred shares (and any and all other preferred shares or other securities issued or issuable in respect of those preferred shares); and

•

when the preferred shares are accepted for payment by us, we will acquire good and unencumbered title to the preferred shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Section 4. Withdrawal Rights

Holders that have tendered their preferred shares (including preferred shares represented by ADSs) may withdraw from the tender offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker that has been instructed to tender shares in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Preferred Shares and ADSs,” including the ADS Broker, must withdraw the order to sell those shares before the beginning of the Auction on the Auction Date. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before that time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 18, 2008 unless the Auction has occurred before that date and such preferred shares are accepted for purchase as provided in this offer to purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for purchase or paying for preferred shares or are unable to accept for purchase or pay for preferred shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the ADS Tender Agent may, on our behalf, retain all preferred shares tendered and such preferred shares may not be withdrawn except as otherwise provided in this Section 4.

Holders of ADSs

For a withdrawal of a tender of preferred shares underlying ADSs through the ADS Tender Agent, to be effective an originally signed written notice of withdrawal must be received by the ADS Tender Agent no later than the ADS Expiration Time on the Expiration Date at one of the addresses below.

By Mail:	By Overnight Courier:	By Hand:
BNY Mellon Shareholder Services Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310	BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Any such notice of withdrawal must:

•	specify the name of the person that tendered the ADSs representing the preferred shares to be withdrawn;

•

in the case of a tender by book-entry transfer of the ADSs, specify the name and number of the account at DTC to be credited with the ADSs representing the withdrawn preferred shares and otherwise comply with the procedures of DTC;

•	contain a statement that such holder is withdrawing its election to tender the preferred shares underlying its ADSs;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the ADSs representing the withdrawn preferred shares were tendered (including any required signature guarantees); and

•	specify the number of ADSs representing the preferred shares to be withdrawn, if not a number of ADSs representing all of the preferred shares tendered by the holder.

Any preferred shares underlying ADSs so withdrawn will be deemed to not have been validly tendered for purposes of the tender offer, and no cash will be paid with respect thereto unless the preferred shares so withdrawn are validly re-tendered. If an ADS holder withdraws the preferred shares underlying its ADSs from the tender offer, the ADRs evidencing those ADSs will be returned promptly after the proper withdrawal of the preferred shares underlying the ADSs or, in the case of a book-entry transfer of ADSs, the ADSs representing the properly withdrawn preferred shares will be credited to the account at DTC from which they were transferred as soon as practicable after proper withdrawal. Properly withdrawn preferred shares underlying ADSs may be re-tendered by following the procedures described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” at any time prior to the ADS Expiration Time on the Expiration Date.

Please note that any ADS holder that wishes to be able to withdraw up until the beginning of the Auction on the Auction Date must surrender its ADSs to the ADS Depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of preferred shares, allowing sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs—Holders of ADSs—Direct Participation in the Tender Offer.”

Direct Holders of Preferred Shares

Direct holders of preferred shares may withdraw their shares from the tender offer until the beginning of the Auction. If a shareholder holds preferred shares directly, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender preferred shares in the Auction on its behalf in sufficient time to enable the broker to withdraw the order to sell those preferred shares before the beginning of the Auction on the Auction Date and must provide any documentation required by the broker. Any tender of preferred shares will be irrevocable after the beginning of the Auction. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before the beginning of the Auction. Shareholders that wish to withdraw from the tender offer are strongly advised to contact their brokers well before the beginning of the Auction.

General

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding on all parties. Neither we, the ADS Tender Agent, the U.S. Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

Withdrawals of tendered shares (including preferred shares represented by ADSs) may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of preferred shares that have properly withdrawn tendered shares may re-tender those shares at any time before the Share Expiration Time on the Expiration Date by following one of the procedures described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs” at any time before the Share Expiration Time on the Expiration Date. ADS holders that have properly withdrawn the preferred shares represented by their ADSs from the tender offer may re-tender those preferred shares through the ADS Tender Agent at any time before the ADS Expiration Time on the Expiration Date by following one of the procedures described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs.”

Section 5. Conditions to the Tender Offer

Notwithstanding any other provisions of this offer to purchase and in addition to any rights we may have to terminate or modify the terms of the tender offer set forth in the last paragraph of this section, we will not be required to accept for purchase or pay for any preferred shares (including preferred shares represented by ADSs), subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this offer to purchase and on or before 9:00 a.m., Brasília time (8:00 a.m., New York City time), on the Expiration Date, any of the following shall have occurred:

(a)	a change in the business, conditions, revenues, income, operations or shareholding composition of TNL, Telemar, COPART 1, Brasil Telecom Holding or any of its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to TNL, Telemar, COPART 1, Brasil Telecom Holding or any of its direct or indirect subsidiaries, or TNL, Telemar or the Offeror having become aware of any circumstances that have, or may reasonably be expected to have, a materially adverse effect on either the value of TNL, Telemar, COPART 1, Brasil Telecom Holding or any of its direct or indirect subsidiaries or the value of the preferred shares or ADSs, due to any of the following events:

(i)	the issuance, by any federal, state or local Brazilian or U.S. governmental authority (including, without limitation, the executive, legislative and judiciary branches), of any decree, order, judgment or act that:

(A)	questions, restricts or limits the ability of COPART 1 to carry out this tender offer for the preferred shares (including preferred shares represented by ADSs), to hold common or preferred shares of Brasil Telecom Holding, to acquire additional common or preferred shares of Brasil Telecom Holding, or to exercise the rights inherent thereof or to receive distributions thereunder;

(B)	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the business of Brasil Telecom Holding or any of its direct or indirect subsidiaries;

(C)	expropriates, confiscates or limits the free disposal of the assets of Brasil Telecom Holding or any of its direct or indirect subsidiaries;

(D)	reduces tariffs or rates for services charged by Brasil Telecom Holding or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden Brasil Telecom Holding or any of its direct or indirect subsidiaries; or

(E)	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

(ii)	the occurrence of war or grave civil or political unrest, whether inside or outside Brazil;

(iii)	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event), or any other external factor that causes significant damage to:

(A)	the infrastructure, communication systems or public utilities in the States in which Brasil Telecom Holding or any of its direct or indirect subsidiaries provide services or in any other relevant areas of Brazil; or

(B)	the assets of Brasil Telecom Holding or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(b)	a general suspension of, or a limitation in, the trading of securities in general, or of the common shares of Brasil Telecom Holding or the preferred shares on the BOVESPA or the ADSs on the NYSE for more than 24 hours;

(c)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the Brazilian real in relation to the U.S. dollar (in accordance with the PTAX exchange rate on that date) since June 17, 2008, which value was R$1.6123;

(d)	a decrease of 20% or more, as of the closing of the BOVESPA on any date, of the closing price of the preferred shares compared to the price on April 25, 2008, which was R$25.00;

(e)	a decrease, as of the closing of any trading session, of the value of the BOVESPA index known as IBOVESPA, expressed in U.S. dollars (converted in accordance with the PTAX exchange rate on that date), of 20% or more, in relation to the value of the index on June 17, 2008, which value was 42,447;

(f)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates, that adversely affects or impedes the consummation of this tender offer by COPART 1;

(g)	the revocation of any governmental authorization necessary for the consummation of the tender offer or the issuance of any act by any governmental authority that impedes COPART 1’s carrying out the tender offer or imposes an obligation to buy or sell shares issued by Brasil Telecom Holding; or

(h)	the CVM refuses or does not approve in a reasonable time COPART 1’s request for the extension of the validity of the tender offer to a period longer than the 45 day period established in CVM Instruction No. 361/02, due to its obligation to comply with Rule 14e-1 under the Exchange Act, in the event that there is an increase in the purchase price in the circumstances described in “—Section 9—Certain Information About the Preferred Shares and ADSs,” or there is a material change in the terms or in the information concerning the tender offer;

(i)	the making of comments by the SEC in relation to the materials filed in the United States in connection with this tender offer (including the Schedule TO of which this offer to purchase is a part and the exhibits to the Schedule TO) that adversely affect or impede the consummation of this tender offer by COPART 1.

With respect to the condition specified in paragraph (i) above, we would not consider a comment made by the SEC as adversely affecting this tender offer unless it required us to amend this tender offer in a manner that would make it impractical for us to comply with our obligations under applicable Brazilian laws or regulations.

This tender offer is not subject to any conditions other than those specified above.

The foregoing conditions are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to the failure of any such condition and may be waived by us, in whole or in part (except the condition in paragraph (i) above, which shall be non-waivable), at any time and from time to time, in our sole discretion, until 9:00 a.m., Brasília time (8:00 a.m., New York City time), on the Expiration Date, to the extent permitted by law. If any of the conditions above is triggered, we will publish a notice of material fact in Brazil clarifying whether we will continue this tender offer (if we waive the condition) or whether this tender offer will be terminated. An English translation of the notice of material fact will be filed with the SEC.

Section 6. Source and Amount of Funds

We will need approximately R$635.6 million to purchase the preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer and to pay related fees and expenses, assuming that at least 20,826,442 preferred shares are tendered in the tender offer. Telemar and TNL will provide COPART 1 with sufficient funds to purchase up to 20,826,442 preferred shares (including preferred shares represented by ADSs) properly and timely tendered and not properly withdrawn in the tender offer. Telemar and TNL expect to obtain the necessary funds from existing cash balances, cash equivalents and/or from borrowings under existing credit facilities of TNL or Telemar, the proceeds of which may be used for general corporate purposes. Our obligation to purchase shares in the tender offer is not conditioned upon any financing arrangements. To comply with Brazilian legal requirements, all of the cash payment of the purchase price is being guaranteed by Credit Suisse (Brazil) S.A. Corretora de Títulos e Valores Mobiliários.

Section 7. Material Tax Consequences

Material Brazilian Tax Consequences

The following discussion summarizes the material Brazilian tax consequences of the disposition of preferred shares (including preferred shares represented by ADSs) by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes (for purposes of this subsection “—Material Brazilian Tax Consequences,” a “non-Brazilian holder”), including a disposition of preferred shares (including preferred shares represented by ADSs) in the tender offer. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of preferred shares (including preferred shares represented by ADSs) in the tender offer. This discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on the disposition of preferred shares (including preferred shares represented by ADSs) (other than day trade transactions) may be taxed at 25% or 15%, or be free of Brazilian tax, depending on the circumstances:

•

Gains realized by a non-Brazilian holder through transactions on the BOVESPA, including the disposition of preferred shares, or the disposition of preferred shares represented by ADSs, in the tender offer, are generally subject to tax at a rate of 15%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council, or the “CMN Regulations,” as described in the next paragraph.

•

Gains realized by a non-Brazilian holder under Resolution No. 2,689/00 through transactions on the BOVESPA, including the disposition of preferred shares, or the disposition of preferred shares represented by ADSs, in the tender offer, are not subject to tax. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•

The tax-free treatment for transactions on the BOVESPA regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a tax haven jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), in which case the applicable tax rate is up to 25%.

The “gain realized” as a result of a transaction on the BOVESPA is the difference between the amount in Brazilian reais realized on the sale or exchange and the acquisition cost measured in Brazilian reais, without any correction for inflation.

A withholding income tax of 0.005% on the sale value will apply and can be later offset by the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied on day trade transactions nor on transactions realized by a non-Brazilian holder under Resolution No. 2,689/00 who is not resident of a tax haven jurisdiction.

The withdrawal of preferred shares underlying the ADSs from the ADS program for sale in the tender offer is not subject to any Brazilian tax.

Other Brazilian Taxes.

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of preferred shares.

A financial transaction tax, or the “IOF tax,” may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF/Cambio tax is levied on the conversion of Brazilian reais into foreign currency and on the conversion of foreign currency into Brazilian reais. In January 2008, the general IOF/Cambio tax rate applicable to almost all foreign currency exchange transactions was increased from zero to 0.38%, although other rates may apply in particular operations, such as: (i) a zero tax rate applicable to inflow and outflow related to transactions carried out on the BOVESPA by a non-Brazilian holder under Resolution No. 2,689/00; (ii) a zero tax rate applicable to inflow related to acquisition of shares in a public offering, provided the public offer is registered with the CVM and the issuer of the securities is listed on the BOVESPA; (iii) a 1.5% tax rate applicable to inflow related to financial or capital market transactions, other than those mentioned in items (i) and (ii) above; (iv) a zero tax rate applicable to outflow related to the transactions mentioned in item (iii) above; and (v) a zero tax rate applicable to payment of dividends and interest on shareholders’ equity related to the investments mentioned in items (i), (ii) and (iii) above. The Minister of Finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively.

The IOF tax may also be levied on transactions involving bonds or securities, or the “IOF/Títulos tax,” even if the transactions are effected on Brazilian stock, futures or commodities exchanges. An IOF/Títulos tax of 1.5% per day applies to transactions involving public bonds and other securities using foreign currency. The rate of the IOF/Títulos tax with respect to the preferred shares is currently 0%. The Minister of Finance has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per day of the investor’s holding period, but only on a prospective basis.

United States Federal Income Tax Consequences.

The following is a summary of the principal U.S. federal income tax consequences of the tender offer. This discussion applies only to “U.S. Holders” (as defined below) that participate in the tender offer and hold the preferred shares or ADSs as capital assets. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the preferred shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding the preferred shares or ADSs that own or are deemed to own ten percent or more of the voting stock of Brasil Telecom Holding;

•	persons who acquired the preferred shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	certain former citizens or long-term residents of the United States.

This description does not address any state, local or non-U.S. tax consequences of the tender offer. Moreover, this description does not address the consequences of any U.S. federal tax other than income tax, including but not limited to the U.S. federal estate and gift taxes. This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. Holders should consult their tax advisers to determine the particular tax consequences to such holders of participating in the tender offer, including the applicability and effect of U.S. state, local and non-U.S. tax laws. As used herein, the term “U.S. Holder” means, for U.S. federal tax purposes, a beneficial owner of the preferred shares or ADSs that is:

•	an individual citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds preferred shares or ADSs, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership or its partners should consult their tax advisor as to its tax consequences.

U.S. Internal Revenue Service Circular 230 disclosure

Pursuant to U.S. Internal Revenue Service Circular 230, we hereby inform you that the description set forth herein with respect to U.S. federal tax issues was not intended or written to be used, and such description cannot be used, by any taxpayer for the purpose of avoiding any penalties that may be imposed on the taxpayer under the U.S. Internal Revenue Code. Such description was written to support the marketing of the tender offer. Each taxpayer should seek advice based on their particular circumstances from an independent tax advisor.

Treatment of ADSs

In general, for U.S. federal income tax purposes, a holder of an ADR evidencing an ADS will be treated as the beneficial owner of our preferred shares represented by the applicable ADS.

Consequences of the Tender Offer

A U.S. Holder may have different consequences if Brasil Telecom Holding is or was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the preferred shares or ADSs. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents or royalties) or (ii) 50 percent or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder holds its preferred shares or ADSs, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the U.S. Holder holds its shares or ADSs even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

Because PFIC status depends on the composition of a company’s assets and income for each taxable year, which cannot be determined until after the close of the taxable year, there is no guarantee that Brasil Telecom Holding will not be a PFIC in the current taxable year. In addition, there is no guarantee that Brasil Telecom

Holding was not a PFIC in any prior taxable year during which a U.S. Holder held its preferred shares or ADSs. U.S. Holders should consult their tax advisers regarding the PFIC status of Brasil Telecom Holding for the periods during which such holders have held their preferred shares or ADSs and as to the U.S. federal income tax consequences to them of participating in the tender offer if Brasil Telecom Holding is or was a PFIC.

Consequences of the Tender Offer if Brasil Telecom Holding Is Not a PFIC

The receipt of cash in exchange for preferred shares or ADSs pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the tax basis of the holder’s preferred shares or ADSs and the amount of cash received. A U.S. Holder’s tax basis in a preferred share will generally be equal to the amount it paid for the preferred shares or ADSs. Any gain or loss recognized will be capital gain or loss. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder’s holding period for such preferred shares or ADSs exceeds one year (i.e., such gain is long-term capital gain). A U.S. Holder’s ability to deduct capital losses may be limited under the Code. A U.S. Holder that receives Brazilian reais pursuant to the tender offer or that paid for the preferred shares or ADSs in Brazilian reais should read the discussion below under “—Gain or Loss with Respect to Foreign Currency.”

Consequences of the Tender Offer if Brasil Telecom Holding Is a PFIC

If Brasil Telecom Holding were characterized as a PFIC for any taxable year during which a U.S. Holder held the preferred shares, the U.S. Holder generally would be subject to adverse U.S. federal income tax rules. In general, gain recognized by a U.S. Holder that sells its preferred shares pursuant to the tender offer would be allocated ratably over the holder’s holding period for the preferred shares. The amounts allocated to the current taxable year and any other taxable year with respect to which Brasil Telecom Holding was not a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to the sale of preferred shares or ADSs pursuant to the tender offer.

Gain or Loss with Respect to Foreign Currency

For purposes of calculating gain or loss pursuant to the tender offer, the amount realized generally will be the U.S. dollar value of the payment received determined on (i) in the case of a cash basis U.S. Holder, the date of receipt of payment by the taxpayer in the case of the preferred shares or by the depositary in the case of the ADSs and (ii) the date of disposition in the case of an accrual basis U.S. Holder. If the preferred shares or ADSs are treated as traded on an “established securities market,” a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale. The tax basis of a U.S. Holder’s preferred shares or ADSs will be the U.S. dollar value of the Brazilian reais denominated purchase price determined on the date of purchase. If the preferred shares or ADSs are treated as traded on an “established securities market,” a cash basis U.S. Holder (or, if it elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the cost of such preferred shares or ADSs by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. If the Brazilian reais received from the sale of the preferred shares pursuant to the tender offer are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Brazilian reais equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss.

Foreign Tax Credits

Any gain or loss recognized by a U.S. Holder pursuant to the tender offer will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. If a Brazilian income tax is imposed upon the receipt of cash pursuant to the tender offer and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able to credit the Brazilian tax against its U.S. tax liability. However, the Brazilian income tax imposed may be eligible as a deduction in computing the U.S. Holder’s taxable income if such holder elects to deduct all of its foreign income taxes. U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in light of their particular circumstances.

Information Reporting and Backup Withholding

Payments made with respect to the tender offer are subject to information reporting and to backup withholding unless: (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The backup withholding tax rate is 28% for taxable years through 2010. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Section 8. Accounting Treatment of the Tender Offer

We believe that the accounting treatment of the tender offer is not material. The purchase of preferred shares by us in the tender offer will have no effect on the financial statements of Brasil Telecom Holding. The acquisition of preferred shares (including preferred shares represented by ADSs) by us in the tender offer will be accounted for as an investment by Telemar and TNL, the financial statements of which are not material to you for the reasons stated in this offer to purchase.

Section 9. Certain Information About the Preferred Shares and ADSs

The principal market on which the preferred shares of Brasil Telecom Holding are traded is the BOVESPA, where they are listed under the ticker symbol “BRTP4.” ADSs representing preferred shares of Brasil Telecom Holding are traded on the NYSE under the ticker symbol “BRP.” Each ADS represents five preferred shares of Brasil Telecom Holding. According to information included in Brasil Telecom Holding’s annual report on Form 20-F for the year ended December 31, 2007, as of December 31, 2007, there were 229,937,525 preferred shares (including preferred shares underlying ADSs) issued and outstanding.

The following table sets forth, for the periods indicated, the high and low sales prices for preferred shares in Brazilian reais and for ADSs in U.S. dollars. The prices set forth in the following table give effect to the 1,000:1 reverse split of the preferred shares that was approved at Brasil Telecom Holding’s Extraordinary General Shareholders’ Meeting held on April 27, 2007.

	Preferred Shares of Brasil Telecom Holding		Brasil Telecom Holding ADSs
	High	Low	High	Low
	(in Brazilian reais)		(in U.S. dollars)
2006:
1st Quarter	17.60	15.30	41.05	34.58
2nd Quarter	17.20	13.25	41.99	29.65
3rd Quarter	14.50	12.20	32.85	27.62
4th Quarter	19.17	13.35	44.02	31.11
2007:
1st Quarter	19.31	16.50	47.05	38.83
2nd Quarter	24.60	18.76	63.05	46.23
3rd Quarter	28.56	21.82	76.46	52.50
4th Quarter	28.61	23.57	79.60	64.36
2008:
1st Quarter	28.68	20.70	84.05	59.21
2nd Quarter through June 17, 2008	28.14	21.46	85.65	65.01

Source: Economática

On June 17, 2008, the last reported closing price of the preferred shares on the BOVESPA was R$25.75 per preferred share and the last reported sale price of the ADSs on the NYSE was U.S.$80.39 per ADS. Holders are urged to obtain a current market quotation for the preferred shares and ADSs.

If, on or after the date of this offer to purchase, and on or before the Expiration Date, Brasil Telecom Holding should (i) split, combine, reclassify or otherwise change the preferred shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding preferred shares, (iii) issue or sell any additional preferred shares (other than preferred shares issued pursuant to and in accordance with the terms in effect on the date of this offer to purchase of employee stock options outstanding as of such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action (which disclosure had not been previously made prior the date of this offer to purchase), then, without prejudice to our rights under “—Section 5—Conditions of the Offer,” we may, in our sole discretion, make such adjustments in the purchase price and other terms of the tender offer as we deem appropriate, including, without limitation the number or type of securities to be purchased.

If, on or after the date of this offer to purchase, Brasil Telecom Holding should declare or pay any dividend on the preferred shares or any distribution with respect to the preferred shares (including the issuance of additional preferred shares or other securities or rights to purchase of any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to the name of COPART 1 on Brasil Telecom Holding’s stock transfer records of the preferred shares purchased pursuant to the tender offer, then, without prejudice to our rights under “—Section 5—Conditions of the Offer,” (i) the purchase price per preferred share payable by COPART 1 pursuant to the tender offer will be reduced to the extent of any such cash dividend or distribution, and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of COPART 1 and will be required to be promptly remitted and transferred by each tendering shareholder to COPART 1, accompanied by appropriate documentation of transfer, or (b) at the direction of COPART 1, be exercised for the benefit of COPART 1, in which case the proceeds of such exercise will promptly be remitted to COPART 1. Pending such remittance and subject to applicable law, COPART 1 will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, issuance or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by COPART 1 in its sole discretion.

Section 10. Certain Information About Brasil Telecom Holding

Except as specifically described herein, the information concerning Brasil Telecom Holding contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Brasil Telecom Holding’s public filings with the SEC (which may be obtained and inspected as described below) and should be reviewed in conjunction with the more comprehensive financial and other information contained in such reports and other publicly available information. None of COPART 1, Telemar, TNL or any of their affiliates has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of COPART 1, Telemar, TNL or any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning Brasil Telecom Holding, or for any failure by Brasil Telecom Holding to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to COPART 1, Telemar, TNL or their affiliates.

Brasil Telecom Holding is a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil. Its principal executive offices are located at SIA/Sul, ASP, Lote D, Bloco B –71215-000 – Setor de Indústria e Abastecimento, Brasília, DF, Brazil, and its main telephone number is +55-61-3415-1140.

Brasil Telecom Holding provides fixed-line telecommunications services in Region II under concessions for each of the states in its region. Brasil Telecom Holding is the leading provider of local fixed-line telecommunications services and intraregional long-distance telecommunications services in its region. Brasil Telecom Holding also offers broadband services to its customers that allow them to access the internet. In addition, Brasil Telecom Holding offers interregional and international long-distance telecommunications services, mobile services, and a variety of data transmission services through various technologies and means of access.

According to information included in Brasil Telecom Holding’s annual report on Form 20-F for the year ended December 31, 2007, as of December 31, 2007, the capital stock of Brasil Telecom Holding was comprised of 132,550,888 common shares and 229,937,525 preferred shares (including preferred shares represented by ADSs and excluding treasury shares), all no par value.

Where You Can Find More Information About Brasil Telecom Holding

Brasil Telecom Holding is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Brasil Telecom Holding is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Section 11. Certain Information About COPART 1, COARI, Telemar, TNL and TmarPart

Certain Information about COPART 1

COPART 1 Participações S.A. is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil and a wholly-owned subsidiary of COARI. COPART 1’s principal executive offices are located at Rua Humberto de Campos, 425, 5th floor, Leblon, Rio de Janeiro, RJ, Brazil 22430-190 and its main telephone number is +55 21 3131-1315. COPART 1 has no business operations.

Executive Officers of COPART 1

Under Brazilian law, COPART 1 is not required to have, and does not have, a board of directors. The name, business address and telephone number and business experience of the executive officers of COPART 1 are set forth in Schedule I.

Certain Information about COARI

Coari Participações S.A. is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil and a wholly-owned subsidiary of Telemar. COARI’s principal executive offices are located at Rua Humberto de Campos, 425, 8th floor, Leblon, Rio de Janeiro, RJ, Brazil 22430-190 and its main telephone number is +55 21 3131-1315. COARI has no business operations.

Certain Information about Telemar

Telemar is the leading fixed-line telecommunications services provider in Region I of Brazil, offering, together with its subsidiary TNL PCS S.A. (known as “Oi”), an integrated communications product portfolio that includes traditional fixed-line, mobile, broadband, ISP, and other services to residences, consumers, small, midsize and large business users, and government entities. Telemar has 16 local service and 16 domestic long-distance concessions under which it provides telecommunications services through its fixed-line telecommunications network. Oi provides mobile services under a license to provide personal mobile telecommunications services (Serviço Móvel Pessoal), in Region I utilizing a frequency band referred to as “Band D.” Telemar Internet Ltda., a subsidiary of Telemar, is an internet access provider that started operations in February 2005 under the brand name Oi Internet.

Telemar is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. Telemar’s principal executive offices are located at Rua General Polidoro, 99, 5th floor, Botafogo, Rio de Janeiro, RJ, Brazil 22280-004 and its main telephone number is +55 21 3131-1208.

Directors and Executive Officers of Telemar

The name, business address and telephone number and business experience of the directors and executive officers of Telemar are set forth in Schedule I.

Where You Can Find More Information About Telemar

Telemar is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Certain Information about TNL

Tele Norte Leste Participações S.A., or TNL, owns 80.9% of the total share capital, including 97.2% of the voting share capital, of Telemar. A large part of TNL’s assets consist, directly or indirectly, of Telemar’s shares. TNL is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. TNL’s principal executive offices are located at Rua Humberto de Campos, 425, 8th floor, Leblon, Rio de Janeiro, RJ, Brazil 22430-190 and its main telephone number is +55 21 3131-2980.

We do not believe that our financial condition is relevant to your decision whether or not to tender your preferred shares (including preferred shares represented by ADSs) in the tender offer because (1) the tender offer is being made solely for cash; (2) Telemar and TNL have sufficient funds available to purchase all of the preferred shares (including preferred shares represented by ADSs) properly and timely tendered and not properly withdrawn in the tender offer (subject to proration under the circumstances described in this offer to purchase) and will provide COPART 1 with sufficient funds to purchase such preferred shares, (3) the tender offer is not subject to any financing condition, and (4) TNL is a public reporting company under the Exchange Act and files reports electronically on EDGAR.

Certain Information about TmarPart

Telemar Participações S.A. is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. Telemar Participações S.A., or TmarPart, is a holding company whose primary asset is its equity interest in TNL. TmarPart’s principal executive offices are located at Praia de Botafogo 300, 11th Floor, sala 1101 (parte), 22250-040—Rio de Janeiro, RJ, Brazil and its main telephone number is +55 21 3873-9000.

Directors and Executive Officers of TmarPart

The name, business address and telephone number and business experience of the directors and executive officers of TmarPart are set forth in Schedule 1 hereto.

Shareholders of TmarPart

TmarPart has two classes of equity capital stock consisting of common shares and preferred shares, each no par value. TmarPart’s shareholders are parties to shareholders’ agreements that address, among other matters, (1) the election of the board of directors of Telemar, and (2) rights of the shareholders of TmarPart with respect to the disposal by TNL and TmarPart of their shares of Telemar.

The following table sets forth information concerning the direct or indirect ownership of the common shares and preferred shares of TmarPart as of June 17, 2008. TmarPart’s preferred shares have voting rights in exceptional circumstances only.

	Common Shares			Preferred Shares		Total
TmarPart Shareholders	Number of Common Shares Owned		%	Number of Common Shares Owned	%	Number of Total Shares Owned	%
BNDES Participações S.A.—BNDESPar	858,225,276		31.4%	1,000,000	100.0%	859,225,276	31.4%
Fiago Participações S.A	683,147,324		25.0%	—	—	683,147,324	25.0%
L.F. Tel S.A.(1)	529,095,882		19.3%	—	—	529,095,882	19.3%
AG Telecom Participações S.A.(2)	529,095,882		19.3%	—	—	529,095,882	19.3%
Fundação Atlântico de Seguridade Social	137,316,044		5.0%	—	—	137,316,044	5.0%
Others	10		*	—	—	10	*

Total	2,736,880,418	(3)	100.00%	1,000,000	100.0%	2,737,880,418	100.0%

*	less than 1%
(1)	Represents direct ownership of 352,730,588 common shares owned by L.F. Tel S.A. and indirect ownership of 176,365,294 common shares held by Asseca Participações S.A. L.F. Tel S.A. holds 50.0% of the voting and total share capital of Asseca Participações S.A.
(2)	Represents direct ownership of 352,730,588 common shares owned by AG Telecom Participações S.A., indirect ownership of 176,365,294 common shares owned by Andrade Gutierrez Investimentos em Telecomunicações S.A., a wholly owned subsidiary of AG Telecom Participações S.A., and indirect ownership of 176,365,294 common shares held by Asseca Participações S.A. Andrade Gutierrez Investimentos em Telecomunicações S.A. holds 50.0% of the voting and total share capital of Asseca Participações S.A.
(3)	Excludes 348,010,351 common shares held by Lexpart Participações S.A., which became a wholly owned subsidiary of TmarPart on April 25, 2008 and, pursuant to CVM regulations, cannot exercise voting rights.

The business address, telephone number and a business description of our controlling shareholders, including their directors and officers, are set forth in Schedule I hereto.

Where You Can Find More Information About TNL and TmarPart

TNL is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

TNL files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

TmarPart is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Legal Proceedings

During the last five years, we have not and to our knowledge, none of COARI, TmarPart or the persons or entities listed on Schedule I hereto has, been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Section 12. Background of the Tender Offer

As part of the continuous evaluation of their business and plans, TNL and Telemar regularly consider a range of strategic options and transactions. From time to time, TNL and Telemar have considered a variety of potential strategic transactions to expand their presence in the telecommunications market in Brazil.

According to published reports, including SEC filings of Brasil Telecom Holding and Brasil Telecom, significant conflicts arose beginning in 2005 resulting in litigation (1) among the shareholders of Solpart, the direct holder of 51.0% of the voting share capital of Brasil Telecom Holding, and (2) among the direct and indirect shareholders of Zain Participações S.A., or Zain, an indirect holder of a majority of the share capital of Brasil Telecom Holding.

According to published reports, including SEC filings of Brasil Telecom Holding and Brasil Telecom, in March 2005, CVC LP and Investidores Institucionais FIA agreed to attempt to disinvest, jointly and in an organized manner on identical terms, their shareholdings in Zain Participações S.A., or Zain and Invitel. At that time, Citi Venture Capital International Brazil L.P. and Investidores Institucionais FIA together owned 88.3% of the voting share capital of Zain, which, in turn, owned 68.3% of the voting share capital of Invitel, the indirect controlling shareholder of Brasil Telecom Holding and Brasil Telecom.

According to published reports, including SEC filings of Brasil Telecom Holding and Brasil Telecom, on December 5, 2007, Brasilco S.r.l., or Brasilco, a subsidiary of Telecom Italia International N.V., transferred all of the shares of Solpart held by Brasilco, which constituted approximately 38% of the voting and total capital of Solpart, to Techold for US$515 million. At that time, Invitel owned all of the voting share capital of Techold. As a consequence of this transfer, Techold held approximately 99.98% of the total and voting capital of Solpart.

According to published reports, at the time of the sale of the shares of Solpart to Techold, Citi Venture Capital International Brazil L.P. and Investidores Institucionais FIA were exploring strategic alternatives to disinvest their shareholdings in Zain and Invitel. Among the alternatives that were reported to be under consideration were the reorganization of the shareholdings of Brasil Telecom Holding or one of its direct or indirect parent companies and the listing of Brasil Telecom Holding or such parent company on the Novo Mercado of the BOVESPA. At that time, Citi Venture Capital International Brazil L.P. and Investidores Institucionais FIA together owned 88.3% of the voting share capital of Zain, which, in turn, owned 68.3% of the voting share capital of Invitel, the indirect controlling shareholder of Brasil Telecom Holding and Brasil Telecom.

On or about December 10, 2007, Messrs. Otávio Marques de Azevedo and Pedro Jereissati, members of the board of directors of TNL, met with Mr. Alberto Guth, one of the partners of Angra Partners which is the manager of Investidores Institucionais FIA, Paulo Caldeira, a managing director of Citi Venture Capital International Brazil, L.P., and Sergio Spinelli, the chairman of the board of directors of Brasil Telecom Holding and Brasil Telecom and a member of the board of directors of Zain and Invitel, at the invitation of Mr. Azevedo.

At this meeting, Messrs. Azevedo and Jereissati expressed the interest of TNL and Telemar in entering into a business combination transaction with Brasil Telecom Holding. The representatives of Zain were receptive to the interest of TNL and Telemar and agreed to hold further discussions regarding a proposed business combination.

Following this meeting, Messrs. Azevedo and Jereissati contacted Mr. Sérgio Ricardo Silva Rosa, the president of Caixa de Previdência dos Funcionários do Banco do Brasil Telesom, Mr. Wagner Pinheiros, the preseident of Fundação Petrobrás de Seguridade Social, and Mr. Guilherme Narciso de Lacerda, the president of Fundação dos Economiários Federais, each of which entities was a shareholder of Zain and each of whom instructed Messrs. Azevedo and Jereissati that Angra Partners had their authorization to act as their representative in any discussions and negotiations of the proposed business combination.

On December 12, 2007, TNL and Telemar engaged Credit Suisse as their financial advisor with respect to the proposed business combination. During the second week of December 2007, TNL and Telemar engaged the Brazilian law firms of Eskenazi Pernidji Advogados and Ulhôa Canto, Rezende e Guerra Advogados as their legal counsel to assist them in structuring the proposed business combination and assist them in negotiating the documentation of the proposed business combination.

During the two weeks following the initial meeting, Messrs. Azevedo and Jereissati, joined by Mr. Caio Marcelo de Medeiros Melo, also members of the board of directors of TNL, met several times with Messrs. Guth, Calderio and Spinelli to discuss alternative structures for a proposed transaction, as well as the assumptions underlying Telemar’s valuation of Brasil Telecom Holding and the range of prices that Telemar was willing to pay for the equity interests in Brasil Telecom Holding owned by Zain and the other shareholders of Invitel.

During the course of these meetings, (1) the representatives of TNL and Telemar stated that Telemar would not enter into an agreement with respect to a business combination transaction unless the outstanding claims among Brasil Telecom Holding and its direct and indirect shareholders were settled, and (2) the representatives of the shareholders of Invitel stated that they would be unwilling to enter into an agreement to sell the shares of Invitel unless Telemar agreed to pay a “break up” fee in the event that the share sale was not consummated.

On December 27, 2007, Eskenazi Pernidji Advogados delivered an initial draft of the Share Purchase Agreement to the representatives of Zain for their review. During the negotiation of the transaction, the representatives of TNL and Telemar did not execute any confidentiality agreement, letter of intent or similar document and did not have access to non-public information regarding Invitel or any of its subsidiaries, including Brasil Telecom Holding or Brasil Telecom.

On January 7, 2008, Messrs. Azevedo, Jereissati and Melo met with Messrs. Guth, Calderio and Spinelli to review the principal issues relating to the proposed transaction. At this meeting, the parties agreed to the principal structural terms of the proposed transaction and confirmed that they believed that they would be able to come to an agreement with respect to the purchase price.

Following this meeting and prior to the first week of April 2008, the representatives of TNL and Telemar held periodic meetings with representatives of Zain and Invitel in which representatives of Zain and Invitel reported on the progress of the negotiation of the settlement of the outstanding claims and litigation among Brasil Telecom Holding and its direct and indirect shareholders.

During the first week of April 2008, the representatives of Zain and Invitel informed the representatives of TNL and Telemar that they beleived that the settlement negotiations were concluding. The representatives of TNL, Telemar, Zain and Invitel resumed negotiation of the transaction documents necessary to implement the business combination transaction. Final agreements were negotiated during a series of meetings held during the remainder of April 2008.

On April 25, 2008, each of the shareholders of Invitel, Invitel, Solpart and Credit Suisse, as agent on behalf of Telemar, acting as principal, entered into the Share Purchase Agreement, under which Credit Suisse agreed to purchase all of the outstanding shares of Invitel and the shares of Brasil Telecom Holding owned by the shareholders of Invitel. Invitel owns all of the outstanding shares of Solpart S.A., which owns 22.28% of the outstanding share capital, including 60.5% of the voting share capital, of Brasil Telecom Holding, which, in turn, owns 65.64% of the outstanding share capital, including 99.09% of the voting share capital, of Brasil Telecom.

Our acquisition of control of Brasil Telecom Holding and Brasil Telecom is not permitted by current Brazilian regulations. To permit the negotiation of our purchase of indirect control of Brasil Telecom Holding and of Brasil Telecom, on April 25, 2008, Telemar entered into the Agency Agreement with Credit Suisse, as agent, under which Credit Suisse in its own name on behalf of Telemar, agreed to purchase the shares of Invitel and Brasil Telecom Holding that are subject to the Share Purchase Agreement, subject to the terms and conditions of the Share Purchase Agreement and the Agency Agreement.

Pursuant to the provisions of the Share Purchase Agreement, the purchase price:

•

for the shares of Invitel is R$4,982.4 million, less the net debt of Invitel outstanding on the third business day preceding the date on which the transactions contemplated by the Share Purchase Agreement close, or the Closing Date, as determined under the Share Purchase Agreement, subject to adjustment as described below;

•	for the shares of Brasil Telecom Holding held by the shareholders of Invitel is R$881.1 million, corresponding to R$72.31 per share of Brasil Telecom Holding, subject to adjustment as described below.

The purchase price for the shares of Invitel was based on a price of approximately R$72.31 per share of Brasil Telecom Holding held directly or indirectly by Invitel.

Under the Share Purchase Agreement, the purchase price for the shares of Invitel and the shares of Brasil Telecom Holding held by the shareholders of Invitel will be (1) increased by the cumulative variation of the Certificado Depositário Interbancário (Interbank Deposit Certificate, or CDI), a Brazilian interbank interest rate, between April 25, 2008 and the Closing Date, and (2) decreased by the amount of any dividends or interest on shareholders’ equity declared by Brasil Telecom Holding or Brasil Telecom between January 1, 2008 and the Closing Date.

In connection with the Brasil Telecom Transaction, Telemar entered into a Public Instrument of Transaction, Renunciation, and Settlement with Brasil Telecom Holding, Brasil Telecom, Opportunity Fund and certain of their affiliates under which Brasil Telecom Holding, Brasil Telecom, Opportunity Fund and these affiliates agreed to settle the current claims against each other and release any unasserted claims in exchange for the payment by Telemar to Brasil Telecom Holding and Brasil Telecom of R$175.7 million.

Following the anticipated implementation of the modifications to the Brazilian regulations of the telecommunications sector that are necessary in order for the Brasil Telecom Transaction to close, Credit Suisse, under the terms of the Share Purchase Agreement and in compliance with the Agency Agreement, will immediately assign all of its rights and obligations under the Share Purchase Agreement to Telemar (or a company controlled by Telemar), and Telemar will assume these rights and obligations.

The closing under the Share Purchase Agreement is also subject to the approval of the Brazilian federal telecommunications regulator (Agência Nacional de Telecomunicações, or ANATEL), of the transfer of control of Brasil Telecom Holding to Telemar. Under the Share Purchase Agreement, the purchase of the shares of Invitel and Brasil Telecom Holding must take place within 10 business days following ANATEL’s approval of the transfer of control of Brasil Telecom Holding to Telemar.

Our acquisition of control of Brasil Telecom Holding and Brasil Telecom is subject to the prior approval of ANATEL. Our application for this approval will not be submitted to ANATEL prior to the amendment of the General Granting Plan (Plano Geral De Outorgas, or PGO) to eliminate the restriction contained in the PGO on the purchase of control by a company holding a concession to provide fixed-line telephone services (Serviço Telefônico Fixo Comutado, or STFC) by another company with a STFC concession operating in a different region. This amendment may only be accomplished following (i) the approval and publication of the proposed amendment by ANATEL, (ii) the expiration of a public comment period, (iii) the proposal by ANATEL of the final text of the amendment to the Brazilian Ministry of Communications, (iv) the proposal by the Brazilian Ministry of Communications of the final text of the amendment to the office of the President of Brazil, and (v) the approval of the amendment by Presidential Decree. ANATEL approved the text of the necessary proposed amendment to the PGO on June 12, 2008. We can provide no assurances that the PGO will be amended in a manner that will allow us to acquire control of Brasil Telecom Holding and Brasil Telecom.

In the event that ANATEL does not approve the transactions contemplated by the Share Purchase Agreement on or prior to December 21, 2008 (or on or prior to April 25, 2009 under the exceptional circumstances set forth in the Share Purchase Agreement), Telemar will be required to pay a termination fee to the selling shareholders in the amount of R$490 million, adjusted by the CDI rate from April 25, 2008 until the date of payment, and the Share Purchase Agreement will terminate.

The Brasil Telecom Transaction will be submitted for our shareholders for their approval or ratification.

On April 25, Telemar publicly announced (1) the transaction contemplated by the Share Purchase Agreement, (2) a proposed tender offer for up to one-third of the preferred shares of Brasil Telecom Holding, (3) a proposed tender offer to acquire up to one-third of the preferred shares of Brasil Telecom, (4) a proposed tender offer for any and all of the common shares of Brasil Telecom Holding not to be acquired by Telemar under the Share Purchase Agreement, (5) a proposed tender offer for any and all of the common shares of Brasil Telecom not owned by Brasil Telecom Holding or its affiliates, (6) a proposed merger (incorporação) of Brasil Telecom Holding into Brasil Telecom, (7) a proposed share exchange (incorporação de ações) of Brasil Telecom in which shares of a subsidiary of Telemar will be issued in exchange for outstanding shares of Brasil Telecom, and (8) a proposed merger of that subsidiary into Telemar.

Between April 25, 2008 and June 17, 2008, we acquired 55,819,400 preferred shares for an aggregate purchase price of R$1,425.2 million at prices ranging from R$23.80 per preferred share to R$27.97 per preferred share. We acquired all of the common and preferred shares of Brasil Telecom Holding currently owned by us in open market purchases conducted over the BOVESPA following our announcement of the tender offer on April 25, 2008 and prior to the date of this offer to purchase. We will not acquire any common or preferred shares of Brasil Telecom Holding following the date of this offer to purchase and prior to the Auction Date.

On June 5, 2008, Telemar submitted Forms of Notice of Tender Offer relating to the tender offers to acquire up to 20,826,442 preferred shares of Brasil Telecom Holding and up to 13,366,365 preferred shares of Brasil Telecom to the BOVESPA. On June 13, 2008, the BOVESPA authorized the Auction and the auction for the preferred shares of Brasil Telecom to be held on its trading system. On June 18, 2008, Telemar submitted the laudos de avaliação (valuation reports) related to these tender offers to the BOVESPA.

On June 19, 2008:

•

we commenced the tender offer by mailing this offer to purchase to the record holders of ADSs and the U.S. resident record holders of preferred shares whose names appear on the shareholder lists provided by Brasil Telecom Holding, and filed with the SEC the Schedule TO relating to this tender offer;

•

we commenced the tender offer for up to 13,366,365 preferred shares of Brasil Telecom by mailing this offer to purchase to the record holders of ADSs and the U.S. resident record holders of preferred shares whose names appear on the shareholder lists provided by Brasil Telecom, and filed with the SEC the Schedule TO relating to the tender offer for the preferred shares of Brasil Telecom; and

•	we published in Brazil the Brazilian Offer Documents relating to these tender offers.

Under U.S. law, within 10 business days after the commencement date of the tender offer, Brasil Telecom Holding is required by the Exchange Act to file with the SEC and publish, send or give to holders of preferred shares that are U.S. residents and holders of ADSs a statement as to whether Brasil Telecom Holding recommends acceptance or rejection of the tender offer, that it has no opinion with respect to the tender offer or that it is unable to take a position with respect to the tender offer, and the reasons for its position.

Section 13. Purpose of and Reasons for the Tender Offer and Plans for Brasil Telecom Holding Following the Tender Offer

The purpose of the tender offer is to provide holders of preferred shares who desire to receive cash for some or all of their preferred shares at a premium over market prices the opportunity to do so. The offer price represents a premium of approximately 21.8% for preferred shares and 24.4% for ADSs over the weighted average trading prices for the 30 calendar days ending on April 24, 2008, inclusive, the last trading day before announcement of the tender offer, and an approximate 18.3% premium for preferred shares and 17.5% for ADSs over the closing price of June 17, 2008.

Except as described below, we do not intend to cause the preferred shares to cease to be listed on the BOVESPA or the ADSs to cease to be listed on the NYSE or to cause Brasil Telecom Holding to stop filing periodic reports under the Exchange Act. Moreover, as we are tendering only for 20,826,442 preferred shares (or less than one-third of the outstanding preferred shares), we do not expect any of these events to occur as a result of the tender offer.

Except as otherwise provided herein, it is expected that immediately following the consummation of the tender offer, the business and operations of Brasil Telecom Holding will be conducted by Brasil Telecom Holding substantially as they are currently conducted. We plan to retain the securities acquired in the tender offer until the completion of the transactions described below, and have no current plans to dispose of our interest in Brasil Telecom Holding at any time in the foreseeable future. We expect that the business and operations of Brasil Telecom Holding will form an important part of our future business plans.

We will continue to evaluate the business and operations of Brasil Telecom Holding during and after the consummation of the tender offer and will take such actions as we deem appropriate under the circumstances then existing. Following the consummation of the Share Purchase Agreement, we intend to conduct a comprehensive review of Brasil Telecom Holding’s assets, corporate structure, business, operations, capitalization, policies, management and personnel with a view to optimizing development of Brasil Telecom Holding’s business. We expressly reserve the right to make any changes to Brasil Telecom Holding’s operation and management that we may deem necessary or appropriate in light of our review or in light of future developments.

Immediately following the completion of this tender offer, we anticipate that Brasil Telecom Holding will continue as a publicly traded company and listed company in Brazil and that Brasil Telecom Holding will continue to be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies. We also anticipate that the ADS Deposit Agreement will remain in effect, that the ADSs will continue to be listed on the NYSE, that the ADSs and preferred shares will continue to be registered under the Exchange Act, and that Brasil Telecom Holding will continue make filings with the SEC and to comply with the SEC’s rules applicable to reporting companies.

We do not anticipate that holders of preferred shares or ADSs that do not participate in this tender offer will have an opportunity in the foreseeable future to dispose of their preferred shares or ADSs, other than as participants in the transactions described below or in open market transactions (to the extent that any public trading market may continue to exist following this tender offer) or in private transactions, with all the costs customarily associated with such sales or transactions.

Except as described below or elsewhere in this offer to purchase, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Brasil Telecom Holding or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any material change in Brasil Telecom Holding’s capitalization or dividend policy or any other material change in Brasil Telecom Holding’s corporate structure or business.

Proposed Mandatory Tender Offers

Under Article 254-A of the Brazilian Corporation Law and CVM Instruction No. 361, of March 5, 2002, as amended, following our indirect acquisition of a majority of the voting shares of Brasil Telecom Holding and of Brasil Telecom, we will be required to make offers to purchase all of the issued and outstanding voting shares of Brasil Telecom Holding and Brasil Telecom that are not held, directly or indirectly, by Telemar.

Following the closing of the Brasil Telecom Transaction, we anticipate that Telemar will, directly or through a subsidiary, register these tender offers with the CVM. We anticipate that the mandatory tender offer for the voting shares of Brasil Telecom Holding will be made at a price equivalent to 80% of the price that we will pay under the Share Purchase Agreement for shares of Brasil Telecom Holding. We anticipate that the mandatory tender offer for the voting shares of Brasil Telecom will be made at a price equivalent to 80% of the price per share of Brasil Telecom implied by the price that we will pay under the Share Purchase Agreement for shares of Brasil Telecom.

Neither the common shares of Brasil Telecom Holding nor the common shares of Brasil Telecom are registered with the SEC or listed or traded on any U.S. securities exchange.

Proposed Corporate Restructuring

Following the mandatory tender offers for the voting shares of Brasil Telecom Holding and of Brasil Telecom, we intend to carry out a corporate restructuring in order to simplify our corporate structure and have the shareholders of Brasil Telecom Holding and Brasil Telecom migrate to Telemar, thereby strengthening our company.

The contemplated Corporate Restructuring includes, among other transactions, the merger (incorporação) of Brasil Telecom Holding into Brasil Telecom, followed by a share exchange (incorporação de ações) of Brasil Telecom in which shares of a subsidiary of Telemar will be issued in exchange for outstanding shares of Brasil Telecom, and the substantially simultaneous merger of that subsidiary into Telemar.

Proposed Merger of Brasil Telecom Holding into Brasil Telecom

In the proposed merger of Brasil Telecom Holding into Brasil Telecom, we anticipate that:

•	each outstanding common share of Brasil Telecom Holding will be converted into 1.2200534 common shares of Brasil Telecom; and

•	each outstanding preferred share of Brasil Telecom Holding will be converted into 0.1729971 common shares of Brasil Telecom and 0.9106649 preferred shares of Brasil Telecom.

We anticipate that the preferred shares of Brasil Telecom Holding will be converted into a combination of common shares and preferred shares of Brasil Telecom in order to comply with a requirement of the Brazilian Corporation Law, which provides that the total number of outstanding preferred shares of a corporation may not exceed two-thirds of the total number of outstanding shares of all classes.

In connection with the proposed merger of Brazil Telecom Holding into Brasil Telecom, Telemar intends to cause Brasil Telecom to register under the Securities Act the common and preferred shares of Brasil Telecom issued in the proposed merger to U.S. resident holders of the common shares and preferred shares of Brasil Telecom Holding.

If the proposed merger is completed:

•

we intend to terminate the registration of Brasil Telecom Holding as a publicly traded company and as a listed company in Brazil, and consequently Brasil Telecom Holding will no longer be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies;

•	we expect that shares of Brasil Telecom issued in the proposed merger will be eligible to be represented by American Depositary Shares under one or more ADS Deposit Agreements of Brasil Telecom;

•	we expect that ADSs representing Brasil Telecom preferred shares will continue to be listed on the NYSE;

•	we are studying whether to seek a listing of ADSs representing common shares of Brasil Telecom on the NYSE;

•	Brasil Telecom Holding will no longer be obligated to make filings with the SEC and to comply with SEC’s rules applicable to reporting companies; and

•	Brasil Telecom Holding’s American Depositary Receipts will no longer be listed on the NYSE.

Proposed Merger of Brasil Telecom into Telemar

Following the merger of Brasil Telecom Holding into Brasil Telecom, we intend to cause (1) Brasil Telecom to engage in a share exchange (incorporação de ações) with a subsidiary of Telemar in which shares of that subsidiary would be issued to holders of shares of Brasil Telecom, and (2) substantially simultaneously with this share exchange, that subsidiary to merge into Telemar. We anticipate that in these transactions:

•	each outstanding common share of Brasil Telecom will be converted into 0.4137146 common shares of Telemar; and

•	each outstanding preferred share of Brasil Telecom will be converted into 0.2530852 preferred shares of Telemar.

The anticipated conversion ratios are based on the capital structure of Telemar, Brasil Telecom Holding and Brasil Telecom and may be adjusted to reflect any changes to capital structure of any of these companies. The parameters that we will use to establish the conversion ratios in these mergers will be the weighted averages of the daily market values on the BOVESPA of the common and preferred shares of each of Telemar, Brasil Telecom Holding and Brasil Telecom during the 90 days prior to the execution of the Share Purchase Agreement, adjusted by the amount of any dividends or interest on shareholders’ equity declared by any of Telemar, Brasil Telecom Holding or Brasil Telecom between January 1, 2008 and the date of the completion of that merger.

In connection with the proposed share exchange and merger, Telemar intends to register under the Securities Act the common and preferred shares of Telemar issued in the proposed merger to U.S. resident holders of the common shares and preferred shares of Brasil Telecom.

If the proposed share exchange and merger are completed:

•

we intend to terminate the registration of Brasil Telecom as a publicly traded company and as a listed company in Brazil, and consequently Brasil Telecom will no longer be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies;

•	we expect that shares of Telemar issued in the proposed merger will be eligible to be represented by American Depositary Shares under one or more ADS Deposit Agreements of Telemar;

•	we expect that ADSs representing Telemar’s preferred shares will be listed on the NYSE;

•	we are studying whether to seek a listing of ADSs representing common shares of Telemar on the NYSE;

•	Brasil Telecom will no longer be obligated to make filings with the SEC and to comply with SEC’s rules applicable to reporting companies;

•	Brasil Telecom’s American Depositary Receipts will no longer be listed on the NYSE.

Other Proposed Transactions

In addition to the transactions described above, the contemplated Corporate Restructuring will include mergers or share exchanges involving subsidiaries of Invitel that own shares of Brasil Telecom Holding or Brasil Telecom. We do not expect these transactions to materially affect the conversion ratios or result in any material dilution of the shareholders of TNL, Telemar, Brasil Telecom Holding or Brasil Telecom, as these companies only hold, directly or indirectly, shares of Brasil Telecom Holding and Brasil Telecom.

Withdrawal Rights

Under the provisions of the Brazilian Corporation Law relating to appraisal rights, only holders of common shares of Brasil Telecom Holding will be able to exercise appraisal rights as a result of the proposed merger of Brasil Telecom Holding into Brasil Telecom and holders of common shares of Brasil Telecom will be able to exercise appraisal rights as a result of the proposed share exchange of Brasil Telecom and a subsidiary of Telemar.

Section 14. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Preferred Shares and ADSs

As of June 17, 2008, COPART 1 owned 55,819,400 preferred shares, representing 24.3% of the total number of Brasil Telecom Holding’s preferred shares and 15.4% of the total number of Brasil Telecom Holding’s common shares and preferred shares. In addition, BNDESPAR, one of the controlling shareholders of TmarPart, owned 1,271,490 common shares of Brasil Telecom Holding, representing 1.0% of the total number of Brasil Telecom Holding’s common shares (excluding treasury shares), and 12,374,457 preferred shares, representing 5.4% of the total number of Brasil Telecom Holding’s preferred shares, and, in the aggregate, 3.8% of the total number of Brasil Telecom Holding’s common shares and preferred shares. BNDESPAR is not eligible to participate in the tender offer.

Each of TNL, TmarPart, BNDES Participações S.A.—BNDESPar, or BNDESPar, Fiago Participações S.A., or Fiago, L.F. Tel S.A., or L.F. Tel, AG Telecom Participações S.A., or AG TelPart, and Fundação Atlântico de Seguridade Social, or FASS, and the directors and executive officers of COPART 1, Telemar, TNL, TmarPart, BNDESPar, Fiago, L.F. Tel, AG TelPart and FASS are deemed to be beneficial owners of the common and preferred shares of Brasil Telecom Holding owned by COPART 1 pursuant to the Exchange Act. Other than as set forth in the preceding paragraph, none of COPART 1, Telemar, TNL, TmarPart, BNDESPar, Fiago, L.F. Tel, AG TelPart or FASS, or to the knowledge of TNL, Telemar, and COPART 1, any of the directors or executive officers of COPART 1, Telemar, TNL, TmarPart, BNDESPar, Fiago, L.F. Tel, AG TelPart or FASS, beneficially owns any preferred shares.

Except as set forth in below, no transactions in the preferred shares have been effected since April 20, 2008 (60 days prior to the commencement of the tender offer) by (1) COPART 1, for its own account, or any of its majority owned subsidiaries, (2) Telemar, for its own account, or any of its majority owned subsidiaries, (3) TNL, for its own account, or any of its majority owned subsidiaries, (4) to the knowledge of TNL, Telemar, and COPART 1, any of their respective executive officers or directors or any executive officer or director of any of their respective subsidiaries, (5) TmarPart, for its own account, (6) BNDESPar, for its own account, or, to the knowledge of TNL, Telemar, and COPART 1, any of BNDESPar’s executive officers or directors, (7) Fiago, for its own account, or, to the knowledge of TNL, Telemar, and COPART 1, any of Fiago’s executive officers or directors, (8) L.F. Tel, for its own account, or, to the knowledge of TNL, Telemar, and COPART 1, any of L.F. Tel’s executive officers or directors, (9) AG TelPart, for its own account, or, to the knowledge of TNL, Telemar, and COPART 1, any of AG TelPart’s executive officers, or (10) FASS, for its own account, or, to the knowledge of TNL, Telemar, and COPART 1, any of FASS’ executive officers or directors.

Between April 25, 2008 and June 17, 2008, COPART 1 acquired 55,819,400 preferred shares for an aggregate purchase price of R$1,425.2 million at prices ranging from R$23.80 per preferred share to R$27.97 per preferred share. We acquired all of the common and preferred shares of Brasil Telecom Holding currently owned by us in open market purchases conducted over the BOVESPA following our announcement of the tender offer on April 25, 2008 and prior to the date of this offer to purchase. We will not acquire any common or preferred shares of Brasil Telecom Holding following the date of this offer to purchase and prior to the Auction Date.

Except as set forth above in “—Section 12—Background of the Tender Offer,” none of COPART 1, Telemar, TNL or, to the knowledge of TNL, none of Telemar, and COPART 1, COARI, TmarPart or any of the persons listed on Schedule I hereto, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of Brasil Telecom Holding’s securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 15. Certain Legal and Regulatory Matters

General

We are not aware of (1) any governmental license or regulatory permit that appears to be material to the business of Brasil Telecom Holding or any of its subsidiaries, including Brasil Telecom, that might be adversely affected by our acquisition of preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer, or (2) except as set forth below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We do not currently intend, however, to delay the purchase of preferred shares (including preferred shares represented by ADSs) tendered pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. We are unable to predict whether we will determine that we are required to delay the acceptance for purchase of or payment for preferred shares tendered pursuant to the tender offer pending the outcome of any such matter. We can offer no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Brasil Telecom Holding’s business or certain parts of Brasil Telecom Holding’s business might not have to be disposed of, any of which could cause us to elect to terminate the tender offer without the purchase of preferred shares thereunder. Our obligation under the tender offer to accept for purchase and pay for preferred shares is subject to the conditions set forth in “—Section 5—Conditions to the Tender Offer.”

Antitrust

Our acquisition of the control of Brasil Telecom Holding has not yet been approved by Brazilian antitrust authorities. The purchase of the preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer is not subject to the separate approval of Brazilian antitrust authorities.

ANATEL Review

Our acquisition of control of Brasil Telecom Holding and Brasil Telecom are subject to the prior approval of ANATEL. Our application for this approval will not be submitted to ANATEL prior to the amendment of the PGO to eliminate the restriction contained in the PGO on the purchase of control by a company holding a STFC concession by another company with a STFC concession operating in a different region. This amendment may only be accomplished following (i) the approved and publication of the proposed amendment by ANATEL, (ii) the expiration of a public comment period, (iii) the proposal by ANATEL of the final text of the amendment to the Brazilian Ministry of Communications, (iv) the proposal by the Brazilian Ministry of Communications of the final text of the amendment to the office of the President of Brazil, and (v) the approval of the amendment by Presidential Decree. ANATEL approved the text of the necessary proposed amendment to the PGO on June 12, 2008. We can provide no assurances that the PGO will be amended in a manner that will allow us to acquire control of Brasil Telecom Holding and Brasil Telecom. The purchase of preferred shares (including preferred shares represented by ADSs) by us pursuant to the tender offer is not subject to the approval of ANATEL.

Registering Under Resolution No. 2,689

The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. The ADS Depositary holds an electronic registration for the preferred shares underlying the ADSs of Brasil Telecom Holding.

Any ADS holder that wishes to participate directly in the tender offer, as described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Preferred Shares and ADSs—Holders of ADSs—Direct Participation in the Tender Offer,” rather than tender preferred shares underlying ADSs through the ADS Tender agent, must withdraw the preferred shares it wishes to tender from Brasil Telecom Holding’s ADS program. That holder must then obtain its own electronic registration by registering its investment in the preferred shares as a foreign portfolio investment under Resolution No. 2,689.

Under Resolution No. 2,689, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution No. 2,689 affords favorable tax treatment to foreign portfolio investors that are not residents of a tax haven jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See “—Section 7—Material Tax Consequences—Material Brazilian Tax Consequences.” Nevertheless, trading of securities is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

A foreign portfolio investor under Resolution No. 2,689 must:

•

appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.

If a holder of ADSs wishes to withdraw the preferred shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs to the ADS Depositary and withdrawing the preferred shares from the ADS program. If the holder of ADSs does not timely complete this process, the custodian for the ADS Depositary will neither effect the exchange nor deliver the preferred shares underlying the ADSs, and will instruct the ADS Depositary to cancel the exchange and return the ADSs to the holder.

Subsequent Payments

Under applicable CVM rules, if within one year of the Auction Date:

•	an event occurs that requires us to effect a mandatory public tender offer for the preferred shares under the rules of the CVM;

•	we effect another public tender offer for the preferred shares; or

•

a corporate event occurs, such as the proposed merger of Brasil Telecom Holding into Brasil Telecom or the proposed merger of Brasil Telecom into Telemar discussed above under “Section 13—Purpose of and Reasons for the Tender Offer and Plans for Brasil Telecom Holding Following the Tender Offer,” that would permit the holders of the preferred shares whose shares were purchased in the tender offer described in this offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of Brasil Telecom Holding at the time of that corporate event;

under applicable CVM rules, we will be required to make a payment in Brazilian reais to each holder of preferred shares of Brasil Telecom Holding whose shares were purchased in this tender offer for the excess, if any, of:

•	the price per preferred share that the holder would have the right to receive by virtue of the occurrence of one or more of the events described above; over

•	the price per preferred share that such holder received for the sale of shares of that class to us in this tender offer;

adjusted by the fluctuation in the average daily rate of the Certificado Depositário Interbancário (Interbank Deposit Certificate, or CDI), a Brazilian interbank interest rate, calculated pro rata from the date of the financial settlement of the Auction to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversion of the preferred shares into another class.

Although the right to subsequent payments exists in the circumstances described above, based on the exchange ratios announced for the proposed merger of Brasil Telecom Holding into Brasil Telecom or the proposed merger of Brasil Telecom into Telemar discussed above under “Section 13—Purpose of and Reasons for the Tender Offer and Plans for Brasil Telecom Holding Following the Tender Offer,” we do not anticipate that any subsequent payments will be required as the result of these proposed transactions.

Section 16. Fees and Expenses

We have retained Credit Suisse to prepare valuation reports for the purpose of the tender offer and the simultaneous tender offers for the preferred shares of Brasil Telecom, as required by Brazilian law. We have also engaged Credit Suisse to act as financial advisor in connection with the tender offer and the simultaneous tender offers for the preferred shares of Brasil Telecom. Upon delivery of the valuation reports, we paid Credit Suisse a fee of R$2.0 million for the preparation of these valuation reports. Credit Suisse will also receive customary fees for its financial advisory services.

We have also agreed to reimburse Credit Suisse for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Credit Suisse and its affiliates against specific liabilities and expenses arising out of its engagement.

Credit Suisse has provided in the past, and may continue to provide from time to time, investment banking services and other financial services to TNL, Telemar and its affiliates. Credit Suisse and its affiliates have received and will receive customary fees for such services.

In the normal course of Credit Suisse’s activities, it may acquire, hold or sell, on its behalf or on the behalf of its clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of TNL, Telemar, Brasil Telecom Holding and of any other companies involved in the tender offer, as well as provide investment banking services and other financial services to these companies and their affiliates.

We have retained Credit Suisse (Brazil) S.A. Corretora de Títulos e Valores Mobiliários as the Brazilian intermediary institution, The Bank of New York as the ADS Tender Agent, and The Altman Group as the U.S. information agent, in connection with the tender offer. Each of these entities will receive customary compensation for their respective services and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the tender offer.

The information agent may contact holders of preferred shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the tender offer materials to beneficial holders of preferred shares and ADSs to the extent permitted by applicable law.

Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of preferred shares (including preferred shares represented by ADSs) pursuant to the tender offer. Brasil Telecom Holding will not pay any of the fees and expenses to be incurred by us.

Section 17. Miscellaneous

Although the tender offer is open to all holders of preferred shares (including preferred shares represented by ADSs), this offering document is intended solely for, and may be used solely by, holders of preferred shares that are U.S. residents and holders of ADSs representing preferred shares. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents were published concurrently in Brazil, as required by Brazilian law. We are not aware of any jurisdiction where the making of the tender offer or the election to tender preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender preferred shares (including preferred shares represented by ADSs) in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the tender offer will not be made to (nor will elections to tender preferred shares be accepted from or on behalf of) the holders of preferred shares (including preferred shares represented by ADSs) in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this offer to purchase or any supplement to this offer to purchase. We have not authorized anyone to provide you with different information. The date of this offer to purchase is June 19, 2008. You should not assume that the information in this offer to purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

COPART 1 PARTICIPAÇÕES S.A.

TELEMAR NORTE LESTE S.A.

TELE NORTE LESTE PARTICIPAÇÕES S.A.

Dated: June 19, 2008

SCHEDULE I

INFORMATION ABOUT THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDERS OF COPART 1, TELEMAR AND TNL

A. Executive Officers of COPART 1

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of COPART 1. Under Brazilian law, COPART 1 is not required to have, and does not have, a board of directors. The current business address of each person is Rua Humberto de Campos, 425, 5th floor, Leblon, Rio de Janeiro, RJ, Brazil 22430-190, and the business telephone number of each person is +55 21 3131-1315. Each person listed below is a citizen of the Federative Republic of Brazil. Each position set forth below an individual’s name refers to a position at COPART 1.

Name	Position Held	Business Experience
Luiz Eduardo Falco Pires Corrêa	Chief Executive Officer	Mr. Falco has been the chief executive officer of TNL since June 2006, the chief executive officer of Telemar since June 2006 and the chief executive officer of TNL PCS S.A. since November 2001.

José Luis Magalhães Salazar	Chief Financial Officer	Mr. Salazar has been the chief financial officer and investor relations officer of TNL since March 2006. Mr. Salazar has been an executive officer of TNL since 2003. Mr. Salazar has been the chief financial officer of Telemar since 2001.

Paulo Altmayer Gonçalves	Executive Officer	Mr. Gonçalves has been an executive officer of TNL since June 2006. Mr. Gonçalves has been an executive officer of Telemar since September 2000.

B. Directors and Executive Officers of Telemar

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Telemar. The current business address of each person is Rua General Polidoro, 99, 5th floor, Botafogo, Rio de Janeiro, RJ, Brazil 22280-004, and the business telephone number of each person is +55 21 3131-1208, except where otherwise indicated below. Each person listed below is a citizen of the Federative Republic of Brazil. Each position set forth below an individual’s name refers to a position at Telemar.

Name	Position Held	Business Experience
José Mauro Mettrau Carneiro da Cunha	Chairman of the Board of Directors

Mr. Cunha has been chairman of the board of directors of TNL since April 2007.

From November 2005 to February 2007, Mr. Cunha was a business consultant. Mr. Cunha was the vice-president of strategic planning of Braskem S.A., a petrochemical company located at Avenida das Nações Unidas, 4777, São Paulo, SP, CEP 05477-000, Brazil, from February 2003 to October 2005.

Name	Position Held	Business Experience
Luiz Eduardo Falco Pires Corrêa	Director and Chief Executive Officer	See “—Executive Officers of COPART 1” above.

José Luis Magalhães Salazar	Director, Chief Financial Officer and Investor Relations Officer	See “—Executive Officers of COPART 1” above.

Julio Cesar Pinto	Director and Executive Officer	Mr. Pinto has been an executive officer of TNL and responsible for TNL’s internal audit since October 2002.

João Carlos de Almeida Gaspar	Director	Mr. Gaspar has been manager of Evolution Fundo de Investimento de Ações, an open-end equity fund managed by Unity Capital Gestora de Investimentos Ltda., since June 2006. Mr. Gaspar was managing partner of Unity Capital Gestora de Investimentos Ltda. from September 2003 to June 2006. Unity Capital Gestora de Investimentos Ltda., located at Rua Joaquim Floriano, 100, 19th floor, conj. 191, São Paulo, SP, Brazil 04534-000, was incorporated in September 2003 to manage resourses of third-parties in fixed and variable income.

Paulo Altmayer Gonçalves	Executive Officer	See “—Executive Officers of COPART 1” above.

C. Directors and Executive Officers of TNL

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of TNL. The current business address of each person is Rua Humberto de Campos, 425, 8th floor, Leblon, Rio de Janeiro, RJ, Brazil 22430-190, and the business telephone number of each person is +55 21 3131-2980, except where otherwise indicated below. Each person listed below is a citizen of the Federative Republic of Brazil. Each position set forth below an individual’s name refers to a position at TNL.

Name	Position Held	Business Experience

José Mauro Mettrau Carneiro da Cunha	Chairman of the Board of Directors	See “—Directors and Executive Officers of Telemar” above.

Otavio Marques de Azevedo	Director	See “—Controlling Shareholders of TmarPart—AG Telecom Participações S.A.—Executive Officers of AG Telecom Participações S.A.” below.

Alexandre Jereissati Legey	Director	See “—Controlling Shareholders of TmarPart—L.F. Tel S.A.—Executive Officers of L.F. Tel S.A.” below.

Pedro Jereissati	Director	See “—Controlling Shareholders of TmarPart—L.F. Tel S.A.—Executive Officers of L.F. Tel S.A.” below.

Name	Position Held	Business Experience
Fernando Magalhães Portella	Director	Mr. Portella has been chief executive officer of Organização Jaime Camara, a media and entertainment company located at Rua Thomas Edison, Quadra 7, CEP 74835-130, Setor Serrinha, Goiânia, GO, Brazil, since July 2006. From January 2004 to July 2006 he was chief executive officer of Magalhães Portella & Associados, a management consulting company with a focus on restructuring media companies and family business, located at Av. Lucio Costa 3600 Bl 03 902, Rio de Janeiro, RJ, Brazil. From 1996 to August 2003 Mr. Portella was chief executive officer of Grupo de Comunicação O Dia, a news, media and entertainment company located at Rua Riachuelo 359 6th floor, Rio de Janeiro, RJ, Brazil.

Álvaro Furtado de Andrade	Director	Mr. Andrade has been a member of the board of directors of Holding Andrade Gutierrez S.A. and Andrade Gutierrez Concessões S.A. since 2000. Holding Andrade Gutierrez S.A. is a closely held corporation whose objective is the organization, administration, installation, and participation in other companies. The company has headquarters at Avenida do Contorno, 8123, Bairro Cidade Jardim, CEP 30110-120, Belo Horizonte, MG, Brazil. Andrade Gutierrez Concessões S.A. is a company involved in operating public concessions and/or public works and services. Its headquarters are located at Avenida do Contorno, 8123, Bairro Cidade Jardim, CEP 30110-910, Belo Horizonte, MG, Brazil.

João Pedro Amado Andrade	Director	Mr. Andrade is a member of the board of directors of Andrade Gutierrez.

Caio Marcelo de Medeiros Melo	Director	Mr. Melo has been the head of the Monitoring Department and Portfolio Management (Capital Markets Area) of BNDES since November 2006. Mr. Melo has worked at BNDES since 1998, where he has also served as manager of the variable income area, manager of the fixed income area, and head of the sewage and transportation departments. Mr. Melo was a board member of Aços Villares from 2003 to 2006, and board member of Tecnólogos S/A from 2005 to 2006.

Name	Position Held	Business Experience
Luiz Eduardo Falco Pires Corrêa	Chief Executive Officer	See “—Executive Officers of COPART 1” above.

José Luis Magalhães Salazar	Chief Financial Officer and Investor Relations Officer	See “—Executive Officers of COPART 1” above.

Paulo Altmayer Gonçalves	Executive Officer	See “—Executive Officers of COPART 1” above.

Júlio Cesar Pinto	Executive Officer	See “—Directors and Executive Officers of Telemar” above.

D. Controlling Shareholders of TmarPart

Set forth below are the name, business address, telephone number and brief description of the controlling shareholders of TmarPart. Each is a company incorporated under the laws of the Federative Republic of Brazil. Below each of the controlling shareholders is the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of that controlling shareholder. The current business address and business telephone of each person is the business address and business telephone set forth for the respective controlling shareholder, except where otherwise indicated below. Each person listed below is a citizen of the Federative Republic of Brazil.

Name	Business Description
BNDES Participações S.A.—BNDESPar	BNDES Participações S.A.—BNDESPar, located at Avenida Chile 100, 22nd floor, Rio de Janeiro—RJ 20031-917, Brazil, telephone +55 21 2172-7231, is a subsidiary of the BNDES, a federal economic and social development bank linked to the Brazilian Ministry of Development, Industry and External Trade which is dedicated to offering long-term financing to entrepreneurial activities that may contribute to the development of the country. BNDESPar is dedicated to strengthening the capital structure of private companies and developing the capital market pursuant to the operational priorities and policies established for the BNDES system.

Directors of BNDESPar

The following individuals are the members of the Board of Directors of BNDESPar:

•       Miguel João Jorge Filho is the chairman of the board of directors of BNDESPar and has been a member of the board of directors since July 2007. From 2002 to 2007, Mr. Jorge Filho served as the executive vice-president of human resources, corporate and legal affairs of the Santander Banespa Group. From 2006 to 2007, he was a member of the auditing committee and a member of the advisory council of O Estado de S. Paulo Group. From 2002 to 2006, he was a member of the editing council of the O Estado de São Paulo Group. From 2002 to 2004, he was a member of the administrative council of CESP—Companhia Energética de São Paulo. From 2001 to 2007, Mr. Jorge Filho was a member of the curator’s council of Fundação Padre

Name	Business Description

Anchieta—TV Cultura. From 2001 to 2005, he served as the vice-president of the Brazilian Federation of Banks. In 2003, he was a member of the economic and social development council of the presidency.

•       Luciano Galvão Coutinho is the chief executive officer and a member of the board of directors of BNDESPar. He joined BNDESPar in 2007. Prior to becoming the chief executive officer of BNDES, Mr. Coutinho was a partner of LCA Consultores acting as specialist advisor.

•       Luiz Marinho has been a member of the board of directors of BNDESPar since August 2007. In 2003, Mr. Marinho was elected the president of the Employees Exclusive Centre and of the National Council of Food and Nutrition Safety. In 2005, Mr. Marinho was nominated the Government Ministry of Work and on March 2007, he was nominated the Government ministry of Social Security.

•       Ivan João Guimarães Ramalho has been a member of the board of directors of BNDESPar since August 2007. From 2005 to 2007, Mr. Ramalho served as the executive secretary of the Development, Industry and Foreign Trade Ministry and as Interim Government Minister of the Development, Industry and Foreign Trade Ministry in the absence of the effective Government Minister. Mr. Ramalho is currently the president of the Committee of Exports Financing and Warrant and of the board of advice of the Development National Fund. He is also an effective member of the Executive Committee for the Foreign Trade Chamber Tenure. Mr. Ramalho is the coordinator of the international negotiations between Brazil and China since 2003, and is the responsible for the Executory Contract of Voluntary Restriction of Textile and Garment Manufacturing. In 2005, Mr. Ramalho was a chief of the Brazilian Delegation in the first Summit of South American—Arab Countries (ASPA Summit), in the city of Quito, Ecuador,

•       Clara Levin Ant has been a member of the board of directors of BNDESPar since May 2006. Ms. Ant was an adviser for Luiz Inácio Lula da Silva during the presidency of PT and subsidized his “Caravanas da Cidadania.” She is an officer of Instituto Cidadania. Since January 2003, she has served as the Special Adviser of the President of Brazil, Luiz Inácio Lula da Silva.

Name	Business Description

•       Roberto Teixeira da Costa has been a member of the board of directors of BNDESPar since May 2006. Mr. Teixeira is currently a member of the board of director of several companies, including Banco Itaú, Sul-América Seguros and Cia Brasileira de Alimentos (Pão de Açúcar).

Executive Officers of BNDESPar	The following individuals are the Executive Officers of BNDESPar: • Luciano Galvão Coutinho See “—Controlling Shareholders of TmarPart—Directors of BNDESPar.”

•       Eduardo Rath Fingerl is the investor relations officer of BNDESPar. Mr. Fingerl has been the capital market and supervising officer of BNDESPAR since April 2006. From January 2005 to April 2006, Mr. Fingerl served as an advisor to the president of BNDES., From January 2003 to January 2005, he served as an engineer of BNDES.

•       Armando Mariante Carvalho Junior has been vice president of BNDESPar since April 2006. Prior to his election as vice president, Mr. Carvalho was responsible for the manufacturing and international trade departments of BNDES since December 2004. Prior to December 2004, Mr. Carvalho was the president of the Brazilian National Institute of Metrology, Standardization and Industrial Quality (Instituto Nacional de Metrologia, Normalização e Qualidade Industrial).

•       João Carlos Ferraz has been an executive officer of BNDESPar since June 2007.

•       Elvio Lima Gaspar is an executive officer of BNDESPar; he joined BNDESPar in 2004. From July 2003 to June 2007, Mr. Gaspar served as the United Nations director of the Production, Productivity and Management division of the Economic Comission for Latin America and the Caribbean. From April 2002 to June 2007, he served as a member of the board of directors of Banco do Brasil. From December 2004 to April 2006, he served as chief of staff to the Presidency of BNDES. Mr. Gaspar served as deputy executive secretary to the planning ministry from January 2003 to December 2004. From September 2003 to December 2003, he served as the Secretary of Federal Heritage (Secretário do Patrimônio da União). From January 1998 to July 2003, he served as director of the Institute of Economics and assistant professor of the Universidade Federal do Rio de Janeiro, or UFRJ.

Name	Business Description

•        Mauricio Borges Lemos is an executive officer of BNDESPar responsible for indirect operations and social inclusion; he joined BNDESPar in 2003.

•        Wagner Bittencourt de Oliveira is an executive officer of BNDESPar; he joined BNDES in July 1975. Mr. Oliveira is currently the infrastructure officer and basic input officer of BNDES. From December 2004 to April 2006, he was the manager of the basic input area of BNDES, responsible for the mining, metallurgy, steelworks, pulp, paper and forestry products, chemical, petrochemical and fertilizer industries. From January 2002 to November 2004, Mr. Oliveira was responsible for the planning and research departments of BNDES.

Fiago Participações S.A.	Fiago Participações S.A., located at Avenida Presidente Wilson, 231, 11th floor, Centro, Rio de Janeiro, RJ, Brazil, 20030-905, telephone +55 21 3974-4549, is a holding company, which invests in other companies. It was established on January 23, 1998 to invest in companies emerging from the privatization of Telebrás.

Directors of Fiago Participações S.A.

The following individuals are the members of the Board of Directors of Fiago Participações S.A.:

•        José Branisso has been chairman of the board of directors of Fiago Participações S.A. since April 2008 and was an executive officer of BMS Treinamentos Empresariais Ltda., a corporate training company located at SCN Qd. 01 Bl. C—salas 611/612, Brasília, Distrito Federal, CEP 70711-902, Brazil, from November 2007 to April 2008. Mr. Branisso was an executive officer of Criativo Consultoria, Trein e Soluções Empresariais, a corporate consulting and training company, between April 2007 and November 2007. He was also chairman of the fiscal council of Companhia Energética de Pernambuco—CELPE, an electric energy production company located at Avenida João de Barros Nº 111, Boa Vista, CEP 50050-902, Recife, PE, Brazil, from March 2007 to November 2007 and from March 2006 to November 2006. From March 2005 to November 2005, Mr. Branisso was a member of the fiscal council of COSERN—Companhia Energética do Rio Grande do Norte, an electric energy production company located at Rua Mermoz, 150, Baldo, CEP 59025-250, Natal, RN, Brazil. He was a member of the board of directors of CNI Clube de Investimentos dos Funcionários do Banco do Brasil from May 2001 to November 2005 and an executive officer of Banco do Brasil from August 1996 to April 2005. CNI Clube de Investimentos dos Funcionários do Banco do Brasil is a jointly-owned investment club existing to build share-ownership in Banco do Brasil, and restricted to the

Name	Business Description

employees of Banco do Brasil, its subsidiaries, and or persons under common control. It is located at Praça XV de Novembro nº 20, 2nd and 3rd floors, Rio de Janeiro, RJ, Brazil. Banco do Brasil S.A. is a financial institution with its headquarters at SBS Q-4 Bloco C Lote 32—ED. Sede III, Plano Piloto, CEP 70089-900, Brasília, DF, Brazil.

•       Wanderley Rezende de Souza has been a member of the board of directors of Fiago Participações S.A. since April 2008. Mr. Souza was also a member of the board of directors of Paranapanema S.A. from April 2002 to May 2007.

•       Marcio de Araújo Faria. has been the investment and finance officer at Fundação Atlântico de Seguridade Social since August 2005. From February 2000 to August 2005, Mr. Faria was an officer at Finantia Brasil Ltda., a company located at Rua James Joule, 65 cj. 172, São Paulo, SP Brazil 04.576-080, which provides financial advisement services.

Executive Officers of Fiago Participações S.A.

The following individuals are the Executive Officers of Fiago Participações S.A.:

•       José Carlos Lopes Xavier de Oliveira has been chief executive officer of Fiago Participações S.A. since September 2003. He has been a partner of Banco Icatu S.A., a banking company located at Av. Presidente Wilson, 231, 9th Floor, CEP 20030-905, Rio de Janeiro, RJ, Brazil, since February 1989 and is responsible for the financial controlling department that is comprised of the liquidation, processing and controlling departments of the bank, and its funds and portfolios, as well as of its affiliates. Mr. Oliveira has served as comptroller of Dreyfus Brascan Asset Management since February 1998. Dreyfus Brascan Asset Management, currently know as BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., provides administration services, management for diverse types of funds, and investment structures. It is located at Av. Presidente Wilson, 231, 11th floor, Rio de Janeiro, RJ, Brasil.

•       Carlos Eduardo Reich de Sampaio has been investor relations officer of Fiago Participações S.A. since September 2003.

•       Marcela Brito Garcia has been administrative officer of Fiago Participações S.A. since April 2008. Ms. Garcia has served in the legal department of Mellon DTVM since April 2006. From January 2006 to April 2006, Ms. Garcia was a legal analyst at the Federação Nacional de Seguros, where she had been

Name	Business Description
a legal trainee since July 2005. BNY Mellon Serviços Financeiros DTVM S.A. provides administration services, management for diverse types of funds, and investment structures, and is located at Av. Presidente Wilson 231, 11th floor, Centro, CEP 20030-905, Rio de Janeiro, RJ, Brazil. The Federação Nacional de Seguros is a syndical association dedicated, together with the executive, legislative, and judicial branches, to the study, coordination, protection, and legal representation of the insurance, supplementary welfare, and capitalization program sectors. It is located at Rua Senador Dantas 74, 12th floor, Rio de Janeiro, RJ, Brazil.

L.F. Tel S.A.	L.F. Tel S.A., located at Avenida Dr. Chucri Zaidan No. 920, 16th floor, São Paulo, SP, Brazil, telephone +55 11 3048-7270, is a subsidiary of La Fonte Telecom S.A., a holding company that is part of the Jereissati Group. L.F. Tel’s principal asset is its equity interest in Tmarpart. The Jereissati Group has investments in the commercial real estate sector in Brazil. It partially owns and manages nine shopping malls in the Southern and Southeastern regions of Brazil. In 1997, the group entered the telecommunications sector by acquiring small stakes in the broadband telephone mobile operators Americel and Telet, which were sold in 2001.

Directors of L.F. Tel S.A.

The following individuals are the members of the Board of Directors of L.F. Tel S.A.:

•       Carlos Francisco Ribeiro Jereissati has been the chairman of the board of directors since July 1999 and the chief executive officer of L.F. Tel S.A. since April 1999. He has also been the chief executive officer of La Fonte Telecom

S.A. since April 1984. La Fonte Telecom S.A. located at Av. Brig. Faria Lima, 2232 9th floor, Jd. Paulistano, CEP 01452-002, São Paulo, SP, Brazil, invests in shopping centers, real estate, hardware manufacture, as well as other industrial and commercial activities. Since February 1970, Carlos Francisco Ribeiro Jereissati has been the chief executive officer of Jereissati Participações S.A., a holding company that provides economic, financial and taxation consulting and advising, located at Av. Dr. Chucri Zaidan, 920, 16th floor, São Paulo, SP, Brazil.

•       Carlos Jereissati has been the chief executive officer of Iguatemi Empresa de Shopping Centers S.A., a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP,

Name	Business Description

Brazil, since November 2006. From September 2005 to November 2006 he was superintendent officer of Iguatemi Empresa de Shopping Centers S.A., and from January 2003 to September 2005 he was managing officer of Iguatemi Empresa de Shopping Centers S.A.

•       Sidnei Nunes has been managing officer of Jereissati Participações S.A. since April 2008, chief financial officer of La Fonte Telecom S.A. since April 2008 and managing officer of L.F. TEL S.A. since April 2006. He has been a member of the board of directors of Grande Moinho Cearense S.A. since April 2005, LF TEL S.A. since April 2006 and Iguatemi Empresa de Shopping Centers S.A. since April 2006. Mr. Nunes has been the financial and controller officer of companies of the Jereissati Group since September 1995. La Fonte Telecom S.A. is a telecommunications holding company located at Av. Dr. Chucri Zaidan, 920, 16th floor, CEP 04583-110, São Paulo-SP, Brazil. Grande Moinho Cearense S.A. is a milling company located at Av. Vicente de Castro, 6043, Mucuripe, Fortaleza, CE, Brazil. Iguatemi Empresa de Shopping Center S.A. is a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP, Brazil.

•       Aparecido Carlos Correia Galdino has been managing officer and investor relations officer of Jereissati Participações S.A. since April 1990. He is a member of the board of directors of La Fonte Telecom S.A. and L.F.Tel S.A., as well as a member of the fiscal council of TmarPart, Contax Participações S.A., Tele Norte Celular Participações S.A., and Amazônia Celular S.A. La Fonte Telecom S.A. is a telecommunications holding company located at Av. Dr. Chucri Zaidan, 920, 16th floor, CEP 04583-110, São Paulo-SP, Brazil. Contax Participações S.A., a provider of outsourced contact center services, is located at Rua do Passeio, 48 a 56, parte Cinelândia, CEP 20021-290, Rio de Janeiro, RJ, Brazil. Amazônia Celular S.A. is a mobile telephone company located at Travessa Rui Barbosa, 931, Reduto, CEP 66053-260, Belém, PA, Brazil.

Name	Business Description

Executive Officers of L.F. Tel S.A.

The following individuals are the Executive Officers of L.F. Tel S.A.:

•       Carlos Francisco Ribeiro Jereissati. See “—Directors of L.F. Tel S.A.”

•       Mr. Pedro Jereissati has been chief executive officer and investor relations officer of TmarPart since April 2008, an executive officer of LF Tel S.A. since 2006, and chief financial officer and investor relations officer of Iguatemi Empresa de Shopping Centers S.A. since November 2006. Since 2005, Mr. Pedro Jereissati has been vice-president of finances of Iguatemi Empresa de Shopping Centers S.A. In 2003, he was appointed by President Luis Inácio Lula da Silva as a member of the Board of Economic and Social Development of the Presidency of the Republic. In 2001, he assumed the position of officer of new business of La Fonte Participações S.A. Mr. Jereissati is also a member of the board of directors of Iguatemi Empresa de Shopping Centers S.A. and of TmarPart. La Fonte Participações S.A. is a holding company that is part of the Jereissati Group located at Av. Dr. Chucri Zaidan 920, 16th floor, Vila Cordeiro, CEP 04583-110, São Paulo, SP, Brazil. Iguatemi Empresa de Shopping Center S.A. is a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP, Brazil.

•       Alexandre Jereissati Legey has been chief financial officer and investor relations officer of L.F. Tel S.A. and La Fonte Telecom S.A. since 1998. La Fonte Telecom S.A. is a telecommunications holding company located at Av. Dr. Chucri Zaidan, 920, 16th floor, CEP 04583-110, São Paulo-SP, Brazil. Mr. Legey was officer of new business of Iguatemi Empresa de Shopping Center S.A. from January 2007 to January 2008. Iguatemi Empresa de Shopping Center S.A. is a full service shopping center company located at Avenida Brig. Faria Lima, 2232, 9th floor, CEP 01452-002, São Paulo-SP, Brazil. Mr. Legey has been a member of the finance committee of Telemar since its institution in 1999.

Name	Business Description
AG Telecom Participações S.A.	AG Telecom Participações S.A., located at Av. Do Contorno 8123, Belo Horizonte, Minas Gerais, Brazil, telephone +55-31-3290 6645, is a subsidiary of Andrade Gutierrez S.A. responsible for managing the telecommunications business of the Andrade Gutierrez Group. The conglomerate develops its activities focused on three core businesses: (a) engineering work in Brazil and abroad; (b) operating public concessions in Brazil, primarily highways and water treatment; and (c) telecommunications in Brazil. Under Brazilian law, AG Telecom Participações S.A. is not required to have, and does not have, a board of directors.

Executive Officers of AG Telecom Participações S.A.

The following individuals are the Executive Officers of AG Telecom Participações S.A.:

•     Otavio Marques de Azevedo has been the chief executive officer of AG Telecom Participações S.A. since April 2008, and president of Grupo Andrade Gutierrez and of Andrade Gutierrez Telecomunicações Ltda. since 1993.

•     Luiz Otávio Maurão has been an executive officer Construtora Andrade Gutierrez S.A. since May 2000 and legal officer of Construtora Andrade Gutierrez S.A. since May 2002. He has also been the investor relations officer, since June 1999, and the vice-president, since December 2005, of AG Telecom Participações S.A. Mr. Maurão has been the legal officer Andrade Gutierrez S.A. since June 2000. At Andrade Gutierrez Participações S.A., Mr. Maurão has been chief executive officer since December 2003, superintendent officer since 2005, and executive officer since September 2006. He has been the chief executive officer of Andrade Gutierrez Telecomunicações Ltda. since November 2000 and an officer of Andrade Gutierrez Investimentos em Telecomunicações S.A. since April 2005.

Fundação Atlântico de Seguridade Social	Fundação Atlântico de Seguridade Social, or FASS, is a private supplementary pension entity that Telemar incorporated in August 2004, and which manages private pension plans for the benefit of Telemar’s employees. FASS is located at Rua Lauro Muller, 116, sala 2091, Torre do Rio Sul, Botofogo, Rio de Janeiro, RJ Brazil 22.290-160, telephone +55-21-3873 9292.

Name	Business Description
Directors of Fundação Atlântico de Seguridade Social

The following individuals are the members of the Board of Directors of Fundação Atlântico de Seguridade Social:

•       Eurico de Jesus Teles Neto is the chairman of the board of directors of FASS. He is also the legal director of Telemar, where he began as legal manager in 1999.

•       José Luís Magalhães Salazar. See “—Executive Officers of COPART 1.”

•       Julio César Fonseca is a member of the board of directors of FASS. He has also been the human resources officer of Telemar since December 1999.

•       Eduardo Felippe Michalski has been the supplies officer at Telemar since 1999, working in supply management with the responsibility of improving the process of strategic centralized purchases.

•       Luis Antonio Souza da Silva is a member of the board of directors of FASS. He has been a telecommunications specialist at Telemar and its predecessor, Telecomunicações do Estado do Rio de Janeiro, since 1979.

•       Marcelo Beltrão Correia is a member of the board of directors of FASS. He is also an information technology specialist at TNL PCS S.A. in Recife, PE, Brazil. Mr. Correia is currently serving his third term as president of the Sindicato dos Trabalhadores em Telecomunicações de Pernambuco, the telecommunication workers’ syndicate of the State of Pernambuco in Brazil, where he previously served as treasury director and judicial director. He has also served as controller of the Federação dos Trabalhadores em Telecomunicações, the federation of telecommunications workers in Brazil, working in the areas of research and technology and judicial and parliamentary affairs.

Name	Business Description
Executive Officers of Fundação Atlântico de Seguridade Social

The following individuals are the Executive Officers of Fundação Atlântico de Seguridade Social:

•       Fernando Antonio Pimentel de Melo is the chief executive officer of FASS. He was an attorney for Fundação Telebrás de Seguridade Social—SISTEL a private pension entity located at SEPS/EQ. 702/902—Conjunto B—Bloco A Brasília—DF—CEP 70390-025, Brazil.

•       Maria Auxiliadora Nunes Figueiredo is the pension and administration officer of FASS. She was an officer of São Rafael Sociedade de Previdência Privada a private pension entity located at Av. Rodrigues Alves, 261, 3rd floor, Centro, CEP: 20220-360, Rio de Janeiro, RJ, Brazil.

•       Marcio de Araújo Faria. See “—Fiago Participações S.A.—Directors of Fiago Participações S.A.”

Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the U.S. information agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The U.S. information agent

for the tender offer is:

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ 07071

U.S.A.

In the United States, call: 866-207-3646 (toll-free)

or

Outside the United States, call: +1-201-806-7300 (collect)